UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Occidental Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

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Notice of 2008 Annual Meeting of Stockholders

and Proxy Statement

March 18, 2008

Dear Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Occidental’s 2008 Annual Meeting of Stockholders, which will be held on Friday, May 2, 2008, at the Starlight Ballroom, The Fairmont Miramar Hotel, Santa Monica, California.

Attached is the Notice of Meeting and the Proxy Statement, which describes in detail the matters on which you are being asked to vote. These matters include electing the directors, ratifying the selection of independent auditors, and transacting any other business that properly comes before the meeting, including any stockholder proposals.

Also enclosed are a Report to Stockholders, in which senior management discusses highlights of the year, and Occidental’s Annual Report on Form 10-K. As in the past, at the meeting there will be a report on operations and an opportunity to ask questions.

Whether you plan to attend the meeting or not, I encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.

Sincerely,

Ray R. Irani

Chairman and Chief Executive Officer

Oxy

Friday, May 2, 2008

Starlight Ballroom

Fairmont Miramar Hotel

101 Wilshire Boulevard

Santa Monica, California

Meeting hours

Registration 9:30 a.m.

Meeting 10:30 a.m.

Admission Ticket or

Brokerage Statement

Required

OCCIDENTAL PETROLEUM CORPORATION

10889 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024

March 18, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Occidental's 2008 Annual Meeting of Stockholders will be held at 10:30 a.m. on Friday, May 2, 2008, in the Starlight Ballroom, The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California.

At the meeting, stockholders will act on the following matters:

1.	Election of directors;
2.	Ratification of selection of KPMG LLP as independent auditors; and
3.	Consideration of other matters properly brought before the meeting, including stockholder proposals. The Board of Directors knows of five stockholder proposals that may be presented.

These matters are described in detail in the Proxy Statement. The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5, 6 and 7.

Stockholders of record at the close of business on March 12, 2008, are entitled to receive notice of, to attend and to vote at the meeting.

Whether you plan to attend or not, it is important that you read the Proxy Statement and follow the instructions on your proxy card to vote by mail, telephone or Internet. This will ensure that your shares are represented and will save Occidental additional expenses of soliciting proxies.

Sincerely,

Donald P. de Brier

Executive Vice President, General Counsel and Secretary

TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	2
Information Regarding the Board of Directors and its Committees	5
Compensation of Directors	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Security Ownership of Certain Beneficial Owners and Management	8
Executive Compensation	10
Compensation Discussion and Analysis	10
Compensation Committee Report	21
Performance Graph	22
Executive Compensation Tables	23
Summary Compensation Table	23
Grants of Plan-Based Awards	24
Outstanding Equity Awards at December 31, 2007	26
Option Exercises and Stock Vested in 2007	29
Nonqualified Deferred Compensation	30
Potential Payments Upon Termination or Change of Control	32
Proposal 2: Ratification of Independent Auditors	38
Audit and Other Fees	38
Report of the Audit Committee	39
Ratification of Selection of Independent Auditors	39
Stockholder Proposals	39
Proposal 3: Scientific Report on Global Warming	40
Proposal 4: Advisory Vote on Executive Compensation	41
Proposal 5: Independence of Compensation Consultants	42
Proposal 6: Pay-for-Superior-Performance Principle	43
Proposal 7: Special Shareholder Meetings	45
Stockholder Proposals for the 2009 Annual Meeting of Stockholders	46
Nominations for Directors for Term Expiring in 2010	46
Annual Report	47
Exhibit A: Corporate Governance Policies and Other Governance Measures	A-1

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Occidental Petroleum Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders on May 2, 2008, and at any adjournment of the meeting. All numbers of shares and prices per share of Occidental common stock have been adjusted to give effect to the two-for-one stock split in August 2006.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2008

This Proxy Statement and Occidental’s Annual Report on Form 10-K for the year ended December 31, 2007 are available on Occidental’s web site at www.oxypublications.com.

ADMISSION TO THE ANNUAL MEETING

Attendance is limited to stockholders and one guest per stockholder. If you plan to attend the meeting in person and you are a stockholder of record, you must bring the admission ticket attached to your proxy or information card. If your shares are held in the name of a bank, broker or other holder of record and an admission ticket is not part of your voting instruction card, you will be admitted only if you have proof of ownership on the record date, such as a bank or brokerage account statement. In addition to your admission ticket or account statement, you may be asked to present valid picture identification, such as a driver's license or passport.

VOTING RIGHTS

This Proxy Statement and accompanying proxy card are being mailed beginning on or about March 18, 2008, to each stockholder of record as of March 12, 2008, which is the record date for the determination of stockholders entitled to receive notice of, to attend, and to vote at the meeting. As of the record date, Occidental had outstanding and entitled to vote 821,756,719 shares of common stock. A majority of outstanding shares must be represented at the meeting, in person or by proxy, to constitute a quorum and to transact business. You will have one vote for each share of Occidental’s common stock you own. You may vote in person at the meeting or by proxy. Proxies may be voted by completing and mailing the proxy card, by telephone or Internet as explained on the proxy card. You may not cumulate your votes.

VOTING OF PROXIES

The Board of Directors has designated Dr. Ray R. Irani, Mr. Aziz D. Syriani and Miss Rosemary Tomich, and each of them, with the full power of substitution, to vote shares represented by all properly executed proxies. The shares will be voted in accordance with the instructions on the proxy card. If no instructions are specified on the proxy card, the shares will be voted:

•	FOR all nominees for directors (see page 2);
•	FOR ratification of the independent auditors (see page 38); and
•	AGAINST Proposals 3, 4, 5, 6 and 7 (stockholder proposals begin on page 39).

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter presented at the meeting in accordance with Occidental's By-laws.

BROKER VOTES

If your shares are held in street name, under New York Stock Exchange Rules, your broker can vote your shares on Proposals 1 and 2 but not for the stockholder proposals (Proposals 3, 4, 5, 6 and 7). If your broker does not have discretion and you do not give the broker instructions, the votes will be broker nonvotes, which will have the same effect as votes against the proposals.

VOTE REQUIRED

The vote required to elect directors and to approve each proposal is described with the proposal.

VOTING RESULTS

The Report of Inspector of Elections will be published on Occidental’s web site, www.oxy.com, within 14 calendar days following the date of the meeting, and the results of the vote will be included in Occidental’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and in the Report on the Annual Meeting, both of which may be accessed through www.oxy.com or obtained by writing to Publications Department, Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024.

CONFIDENTIAL VOTING

All proxies, ballots and other voting materials are kept confidential, unless disclosure is required by applicable law or expressly requested by you, you write comments on your proxy or voting instruction card, or the proxy solicitation is contested. Occidental’s confidential voting policy is posted on www.oxy.com and may also be obtained by writing to Occidental’s Corporate Secretary, 10889 Wilshire Boulevard, Los Angeles, California 90024.

REVOKING A PROXY OR CHANGING YOUR VOTE

You may revoke your proxy or change your vote before the meeting by filing a revocation with the Corporate Secretary of Occidental, by delivering to Occidental a valid proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION EXPENSES

Expense of this solicitation will be paid by Occidental. Morrow & Co., Inc. has been retained to solicit proxies and assist in distribution and collection of proxy material for a fee estimated at $15,000 plus reimbursement of out-of-pocket expenses. Occidental also will reimburse banks, brokers, nominees and related fiduciaries for the expense of forwarding soliciting material to beneficial owners of the common stock. In addition, Occidental's officers, directors and regular employees may solicit proxies but will receive no additional or special compensation for such work.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors are elected by a plurality of votes. However, pursuant to Occidental’s By-laws, a director who receives a greater number of votes “against” his or her election than votes “for” in any election (a “Majority Against Vote”) must tender his or her resignation. The Corporate Governance, Nominating and Social Responsibility Committee (“Nominating Committee”) will consider the resignation and possible responses to it based on the relevant facts and circumstances, and make a recommendation to the Board of Directors. The Board of Directors must act on the Nominating Committee’s recommendation within 90 days following certification of the stockholder vote by the Inspector of Elections. Any director who tenders his or her resignation pursuant to such By-law provision cannot participate in the Nominating Committee’s recommendation or Board of Directors’ action regarding whether to accept the resignation. The Board of Directors will disclose promptly its decision-making process and decision whether to accept or reject the director’s resignation in a Form 8-K filed with the Securities and Exchange Commission.

Unless you specify differently on the proxy card, proxies received will be voted FOR Spencer Abraham, Ronald W. Burkle, John S. Chalsty, Edward P. Djerejian, John E. Feick, Dr. Ray R. Irani, Irvin W. Maloney, Avedick B. Poladian, Rodolfo Segovia, Aziz D. Syriani, Rosemary Tomich and Walter L. Weisman to serve for a one-year term ending at the 2009 Annual Meeting, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, disqualification or removal from office. The Nominating Committee and the Board of Directors have waived the retirement age requirement with respect to Mr. Maloney and requested that Mr. Maloney serve an additional term. In the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

Mr. R. Chad Dreier, a member of the Audit Committee and Executive Compensation and Human Resources Committee, is not standing for re-election as a director.

The following biographical information is furnished with respect to each of the nominees for election at the 2008 Annual Meeting.

The Board of Directors recommends a vote FOR all of the nominees.

SPENCER ABRAHAM, 55

Since September 2005, Mr. Abraham has been Chairman and Chief Executive Officer of The Abraham Group, a business consulting firm based in Washington, D.C., and since 2005, has been a distinguished visiting fellow at the Hoover Institution, a public policy research center headquartered at Stanford University and devoted to the study of politics, economics and political economy as well as international affairs. He served as the Secretary of Energy, United States Department of Energy, from 2001 through January 2005. Prior to that, he was a United States Senator, representing the State of Michigan from 1995 to 2001. From 1993 to 1994, he was of counsel to the law firm of Miller, Canfield, Paddock & Stone. He was a co-chairman of the National Republican Congressional Committee from 1991 to 1993 and Chairman of the Michigan Republican Party from 1983 to 1991. Mr. Abraham holds a juris doctorate degree from Harvard Law School. Mr. Abraham also is a director of ICx Technologies and serves as the non-executive chairman of AREVA, Inc., the U.S. subsidiary of the French-owned nuclear company, and Green Rock Energy.

Director since 2005.

Member of the Charitable Contributions Committee, Environmental, Health and Safety Committee, and Executive Compensation and Human Resources Committee.

RONALD W. BURKLE, 55

Mr. Burkle is the managing partner and majority owner of The Yucaipa Companies, a private investment firm that invests primarily its own capital and that he co-founded in 1986. He is a trustee of the John F. Kennedy Center for the Performing Arts, a trustee of the J. Paul Getty Trust and a member of the Board of the Carter Center. Mr. Burkle also is a director of KB Home and Yahoo!.

Director since 1999.

Member of the Dividend Committee.

JOHN S. CHALSTY, 74

Mr. Chalsty is a principal and has served as Chairman of Muirfield Capital Management LLC, an asset management firm, since 2002. He served as Senior Advisor to Credit Suisse First Boston during 2001, was Chairman of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm, from 1996 through 2000 and served as its President and Chief Executive Officer from 1986 to 1996. Mr. Chalsty is a Trustee Emeritus of Columbia University and President of Lincoln Center Theatre.

Director since 1996.

Member of the Audit Committee, Corporate Governance, Nominating and Social Responsibility Committee, Dividend Committee, Executive Committee, and Executive Compensation and Human Resources Committee (Chair).

EDWARD P. DJEREJIAN, 69

Ambassador Djerejian has been founding director of the James A. Baker III Institute for Public Policy at Rice University since 1994. Before that, he had a career in foreign service that included serving as United States Ambassador to Israel from 1993 to 1994, as Assistant Secretary of State for Near Eastern Affairs from 1991 to 1993 and as United States Ambassador to the Syrian Arab Republic from 1988 to 1991. Ambassador Djerejian also is a director of Baker Hughes, Inc. and Global Industries, Ltd.

Director since 1996.

Member of the Charitable Contributions Committee, Corporate Governance, Nominating and Social Responsibility Committee, and Environmental, Health and Safety Committee.

JOHN E. FEICK, 64

Mr. Feick is the Chairman and a major stockholder of Matrix Solutions Inc., a provider of environmental remediation and reclamation services. He was President and Chief Executive Officer of Matrix from 1995 to 2003. He also is Chairman and a partner in Kemex Engineering Services, Ltd., which offers engineering and design services to the petrochemical, refining and gas processing industries. He was President and Chief Operating Officer of Novacor Chemicals, a subsidiary of Nova Corporation, from 1984 to 1994. Mr. Feick also is a director of Fort Chicago Energy Partners LP.

Director since 1998.

Member of the Audit Committee, Dividend Committee, Environmental, Health and Safety Committee, and Executive Committee.

DR. RAY R. IRANI, 73

Dr. Irani has been Chairman and Chief Executive Officer of Occidental since 1990. He was Chief Operating Officer from 1984 to 1990. He was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd. (now Nexen Inc.) from 1987 to 1999. Dr. Irani also is a director of Wynn Resorts, Limited and TCW Group.

Director since 1984.

Member of the Dividend Committee and Executive Committee (Chair).

IRVIN W. MALONEY, 77

From 1992 until his retirement in 1998, Mr. Maloney was President and Chief Executive Officer of Dataproducts Corporation, which designs, manufactures and markets printers and supplies for computers.

Director since 1994.

Member of the Audit Committee, Charitable Contributions Committee, Executive Committee, and Executive Compensation and Human Resources Committee.

AVEDICK B. POLADIAN, 56

Since 2006, Mr. Poladian has been the Chief Operating Officer of Lowe Enterprises, Inc., a diversified national real estate company active in commercial, residential and hospitality property investment, management and development. He was Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe from 2003 to 2006. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant. He is on the board of the YMCA of Metropolitan Los Angeles and a former Trustee of Loyola Marymount University. Mr. Poladian also is a director of California Pizza Kitchen and Western Asset Funds (Western Asset Income Fund, Western Asset Premier Bond Fund and Western Asset Funds, Inc.).

Nominee.

RODOLFO SEGOVIA, 71

Mr. Segovia is on the Executive Committee of Inversiones Sanford, a diversified investment group with emphasis in petrochemicals, specialty chemicals and plastics with which he has been affiliated since 1965. A former President of the Colombian national oil company (Ecopetrol) as well as Minister and Senator of the Republic of Colombia, he has been President and Chief Executive Officer of polyvinyl chloride and polypropylene companies. Mr. Segovia is a Trustee of the University of the Andes and serves as an advisor to the Martindale Center of Lehigh University, where he served as a visiting professor.

Director since 1994.

Member of the Charitable Contributions Committee, Corporate Governance, Nominating and Social Responsibility Committee, Environmental, Health and Safety Committee (Chair), Executive Committee, and Executive Compensation and Human Resources Committee.

AZIZ D. SYRIANI, 65

Mr. Syriani has served since 2002 as the President and Chief Executive Officer of The Olayan Group, a diversified trading, services and investment organization with activities and interests in the Middle East and elsewhere. From 1978 until 2002, he served as the President and Chief Operating Officer of The Olayan Group. Mr. Syriani also is a director of The Credit Suisse Group. He was Chairman of the Audit Committee of The Credit Suisse Group from April 2002 until April 2004, and since April 2004, has been Chairman of its Compensation Committee.

Director since 1983.

Lead Independent Director since 1999.

Member of the Audit Committee (Chair), Corporate Governance, Nominating and Social Responsibility Committee, Dividend Committee, and Executive Committee.

ROSEMARY TOMICH, 70

Miss Tomich has been owner of the Hope Cattle Company since 1958 and the A. S. Tomich Construction Company since 1970. Additionally, she is Chairman of the Board of Directors and Chief Executive Officer of Livestock Clearing, Inc. and was a founding director of the Palm Springs Savings Bank. Miss Tomich serves on the Advisory Board of the University of Southern California Marshall School of Business and the Board of Councillors for the School of Letters and Sciences at the University of Southern California and is a Trustee Emeritus of the Salk Institute.

Director since 1980.

Member of the Audit Committee, Charitable Contributions Committee (Chair), Corporate Governance, Nominating and Social Responsibility Committee (Chair), Environmental, Health and Safety Committee, Executive Committee, and Executive Compensation and Human Resources Committee.

WALTER L. WEISMAN, 72

Since 1988, Mr. Weisman has been involved in private investments and volunteer activities. Prior to 1988, he was Chairman and Chief Executive Officer of American Medical International, a multinational hospital firm. Mr. Weisman also is a director of Fresenius Medical Care AG and Vice Chairman and Lead Director of Maguire Properties, Inc. He is past Chairman and a life trustee of the Los Angeles County Museum of Art, Vice Chairman of the Board of the California Institute of Technology, Chairman of the Board of the Sundance Institute and a Trustee of the Samuel H. Kress Foundation.

Director since 2002.

Member of the Corporate Governance, Nominating and Social Responsibility Committee, Dividend Committee, and Environmental, Health and Safety Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

CORPORATE GOVERNANCE – The Corporate Governance Policies, together with information about Occidental’s Code of Business Conduct and other governance measures adopted by the Board of Directors, are set forth in Exhibit A and are also available at www.oxy.com or by writing to Occidental’s Corporate Secretary, 10889 Wilshire Boulevard, Los Angeles, California 90024.

Pursuant to Occidental’s written Conflict of Interest Policy, each director and executive officer has an obligation to avoid any activity, agreement, business investment or interest, or other situation that could be construed either as divergent to or in competition to Occidental’s interest or as an interference with such person’s primary duty to serve Occidental, unless prior written approval has been granted by the Audit Committee of the Board of Directors. Each director and executive officer is required to complete an annual questionnaire that requires disclosure of any transaction between Occidental and him or her or any of his or her affiliates or immediate family members. A summary of the Conflict of Interest Policy is included in Occidental’s Code of Business Conduct.

DIRECTOR EDUCATION – In 2007, two corporate governance training sessions were provided to directors by the University of Southern California Marshall School of Business.

INDEPENDENCE – Each of Miss Tomich and Messrs. Abraham, Burkle, Chalsty, Djerejian, Dreier, Feick, Maloney, Poladian, Segovia, Syriani and Weisman has been determined by the Board of Directors as meeting the independence standard set forth in Occidental’s Corporate Governance Policies (see Exhibit A) and the New York Stock Exchange Listed Company Manual. In making its determination of independence, the Board considered that, as disclosed under Compensation of Directors on page 8, Occidental matched the gifts made by certain of the directors to charitable organizations. Except for the Executive Committee and the Dividend Committee, all committees of the Board are composed of independent directors.

MEETINGS – The Board of Directors held six regular meetings during 2007, including two executive sessions at which no members of management were present. Mr. Syriani, the Lead Independent Director, presided over the executive sessions. Each director attended at least 75 percent of the meetings of the Board of Directors and the committees of which he or she was a member, and all of the directors attended the 2007 Annual Meeting. Attendance at the annual meeting of stockholders is expected of all directors as if it were a regular meeting.

SUCCESSION PLANNING – The Board of Directors annually reviews Occidental’s policies and principles for recruiting, developing and selecting the persons to succeed the Chairman and Chief Executive Officer and the other executive officers. The review includes the background, training, qualities and other characteristics that would be desirable in candidates as well as consideration of possible successors.

COMMUNICATIONS WITH BOARD MEMBERS – Stockholders and other interested parties may communicate with any director by sending a letter or facsimile to such director’s attention in care of Occidental’s Corporate Secretary, 10889 Wilshire Boulevard, Los Angeles, California 90024; facsimile number 310-443-6977. The Corporate Secretary opens, logs and forwards all such correspondence (other than advertisements or other solicitations) to directors unless the director to whom the correspondence is addressed has requested the Corporate Secretary to forward correspondence unopened.

LEAD INDEPENDENT DIRECTOR AND COMMITTEES – The Board of Directors has a Lead Independent Director and seven standing committees: Executive; Audit; Corporate Governance, Nominating and Social Responsibility; Charitable Contributions; Dividend; Executive Compensation and Human Resources; and Environmental, Health and Safety. The Audit Committee Charter, the Executive Compensation and Human Resources Committee Charter and the Corporate Governance, Nominating and Social Responsibility Committee Charter and the enabling resolutions for each of the other committees are available at www.oxy.com or by writing to Occidental’s Corporate Secretary, 10889 Wilshire Boulevard, Los Angeles, California 90024. The general duties of the Lead Independent Director and the committees are described below. From time to time, the Board of Directors delegates additional duties to the standing committees.

Name and Members	Responsibilities		Meetings or Written Actions in 2007
Lead Independent Director Aziz D. Syriani	•	coordinates the activities of the independent directors	Not applicable
	•	advises the Chairman on the schedule and agenda for Board meetings
	•	assists in assuring compliance with Occidental’s Corporate Governance Policies
	•	assists the Executive Compensation and Human Resources Committee in evaluating the Chairman’s performance
	•	recommends to the Chairman membership of the various Board committees
Audit Committee John S. Chalsty R. Chad Dreier (1) John E. Feick Irvin W. Maloney Aziz D. Syriani (Chair) Rosemary Tomich

All of the members of the Audit Committee are independent as defined in the New York Stock Exchange Listed Company Manual. All of the members of the Audit Committee are financially literate and the Board has determined that Messrs. Chalsty and Dreier meet the Securities and Exchange Commission’s definition of “audit committee financial expert.” The Audit Committee Report with respect to Occidental's financial statements is on page 39.

The primary duties of the Audit Committee are as follows:

8 meetings including 8 executive sessions with no members of management present
	•	hires the independent auditors to audit the consolidated financial statements, books, records and accounts of Occidental and its subsidiaries
	•	discusses the scope and results of the audit with the independent auditors
	•	discusses Occidental's financial accounting and reporting principles and the adequacy of Occidental's internal accounting, financial and operating controls with the auditors and with management
	•	reviews all reports of internal audits submitted to the Audit Committee and management's actions with respect thereto
	•	reviews the appointment of the senior internal auditing executive
	•	oversees all matters relating to Occidental’s Code of Business Conduct compliance program
Charitable Contributions Spencer Abraham Edward P. Djerejian Irvin W. Maloney Rodolfo Segovia Rosemary Tomich (Chair)	•	oversees charitable contributions made by Occidental and its subsidiaries	5 meetings
Corporate Governance, Nominating and Social Responsibility Committee John S. Chalsty Edward P. Djerejian Rodolfo Segovia Aziz D. Syriani Rosemary Tomich (Chair) Walter L. Weisman	•	recommends candidates for election to the Board	5 meetings
	•	is responsible for the periodic review and interpretation of Occidental's Corporate Governance Policies and consideration of other governance issues
	•	oversees the evaluation of the Board and management
	•	reviews Occidental’s policies, programs and practices on social responsibility, including the Corporate Matching Gift Program
	•	oversees compliance with Occidental’s Human Rights Policy
See page 46 for information on how nominees are selected and instructions on how to recommend nominees for the Board.
Dividend Committee Ronald W. Burkle John S. Chalsty John E. Feick Dr. Ray R. Irani Aziz D. Syriani Walter L. Weisman	•	has authority to declare the quarterly cash dividend on the Common Stock	1 meeting
Environmental, Health and Safety Committee Spencer Abraham Edward P. Djerejian John E. Feick Rodolfo Segovia (Chair) Rosemary Tomich Walter L. Weisman	•	reviews and discusses with management the status of health, environment and safety issues, including compliance with applicable laws and regulations	5 meetings
	•	reviews the results of internal compliance reviews and remediation projects
	•	reports periodically to the Board on environmental, health and safety matters affecting Occidental and its subsidiaries

Name and Members	Responsibilities		Meetings or Written Actions in 2007
Executive Committee John S. Chalsty John E. Feick Dr. Ray R. Irani (Chair) Irvin W. Maloney Rodolfo Segovia Aziz D. Syriani Rosemary Tomich	•	exercises the powers of the Board with respect to the management of the business and affairs of Occidental between meetings of the Board	None
Executive Compensation and Human Resources Committee Spencer Abraham John S. Chalsty (Chair) R. Chad Dreier (1) Irvin W. Maloney Rodolfo Segovia Rosemary Tomich	•

reviews and approves the corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluates the CEO’s performance and determines and approves the CEO’s compensation

5 meetings including 3 executive sessions with no members of management present
	•	reviews and approves the annual salaries, bonuses and other executive benefits of all other executive officers
	•	administers Occidental's stock-based incentive compensation plans and periodically reviews the performance of the plans and their rules
	•	reviews new executive compensation programs
	•	periodically reviews the operation of existing executive compensation programs as well as policies for the administration of executive compensation
	•	reviews director compensation annually
The Executive Compensation and Human Resources Committee's report on executive compensation is on page 21.

(1)	Not standing for re-election to the Board of Directors.

COMPENSATION OF DIRECTORS

For 2007, each non-employee director:

•	was paid a retainer of $60,000 per year, plus $2,000 for each meeting of the Board of Directors or of its committees he or she attended in person or telephonically; and
•

received an annual grant of 5,000 restricted shares of common stock, plus an additional 800 restricted shares of common stock for each committee he or she chaired or for serving as lead independent director.

Directors are eligible to participate on the same terms as Occidental employees in the Occidental Petroleum Corporation Matching Gift Program, which matches contributions made by employees and directors up to an aggregate of $50,000 per year to educational institutions and organizations, as well as arts and cultural organizations. In addition, Occidental reimburses non-employee directors for expenses related to service on the Board, including hotel, airfare, ground transportation and meals for themselves and their significant others, and permits, subject to availability, non-employee directors to make use of company aircraft on the same reimbursement terms applicable to executive officers of Occidental. Occidental does not provide option awards, non-equity incentive awards, deferred compensation or retirement plans for non-employee directors. A table summarizing the total compensation for 2007 for each of the non-employee directors is set forth below.

Compensation of Directors
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Spencer Abraham	$102,000	$257,500	$8,486	$367,986
Ronald W. Burkle	$72,000	$257,500	$0	$329,500
John S. Chalsty	$108,000	$298,700	$31,161	$437,861
Edward P. Djerejian	$102,000	$257,500	$3,678	$363,178
R. Chad Dreier	$98,000	$257,500	$0	$355,500
John E. Feick	$98,000	$257,500	$2,144	$357,644
Irvin W. Maloney	$108,000	$257,500	$1,356	$366,856
Rodolfo Segovia	$112,000	$298,700	$29,516	$440,216
Aziz D. Syriani	$94,000	$339,900	$4,112	$438,012
Rosemary Tomich	$128,000	$339,900	$0	$467,900
Walter L. Weisman	$94,000	$257,500	$41,500	$393,000
(1)

Restricted Stock Awards are granted to each non-employee director on the first business day following the Annual Meeting. The shares subject to these awards are fully vested on the date of grant, but may not be sold or transferred for three years except in the case of death or disability. The dollar amounts shown reflect the amount recognized for financial reporting purposes pursuant to Statement of Financial Accounting Standard No. 123 (Revised 2004, Share-Based Payment (“FAS 123(R)”). See Note 12 to Consolidated Financial Statements in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2007, regarding assumptions underlying valuation of equity awards. The number of Restricted Stock Awards outstanding for each director is shown in the Beneficial Ownership Table on page 9.

(2)

None of the non-employee directors received any fees or payment for services other than as a director. Amounts shown include personal benefits in excess of $10,000, all tax gross-ups regardless of amount and matching charitable contributions. For Messrs. Djerejian, Feick, Maloney and Syriani, the amount shown is the tax gross-up related to reimbursement of spousal travel cost. For Mr. Weisman, the amount shown is the charitable contribution pursuant to Occidental’s Matching Gift Program. For Messrs. Abraham, Chalsty and Segovia, $2,719, $6,161 and $4,516, respectively, is for the tax gross-up related to reimbursement for spousal travel and $5,767, $25,000 and $25,000, respectively, is the charitable contribution pursuant to Occidental’s Matching Gift Program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, Occidental's executive officers, directors and any beneficial owner of more than 10 percent of any class of Occidental's equity securities are required to file, with the Securities and Exchange Commission and the New York Stock Exchange, reports of ownership and changes in ownership of common stock. Copies of such reports are required to be furnished to Occidental. Based solely on its review of the copies of the reports furnished to Occidental or written representations that no reports were required, Occidental believes that, during 2007, all persons required to report complied with the Section 16(a) requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on February 29, 2008, the beneficial owner of common stock shown below was the only person known to Occidental to be the beneficial owner of five percent or more of the outstanding voting securities of Occidental.

Name and Address	Number of Shares Owned		Percent of Outstanding Common Stock		Sole Voting Shares		Shared Voting Shares		Sole Investment Shares		Shared Investment Shares
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	42,370,587	(1)	5.11	(1)	37,004,868	(1)	—	(1)	42,370,587	(1)	—	(1)
(1)	Pursuant to Schedule 13G, filed as of February 6, 2008 with the Securities and Exchange Commission.

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 29, 2008, by each of the named executive officers, the directors of Occidental, the new nominee to the Board of Directors and all executive officers, directors and nominee as a group. The directors are subject to stock ownership guidelines as described in Occidental’s Corporate Governance Policies (see Exhibit A). The executive officers are subject to stock ownership guidelines, which range from two to 10 times base salary (see Executive Stock Ownership at www.oxy.com). All of the directors and current executive officers were in compliance with the guidelines as of February 29, 2008.

Beneficial Ownership of Directors, Nominee and Executive Officers
Name	Sole Voting and Investment Shares (1)		Restricted Shares (2)	Exercisable Options (3)	Total Shares Beneficially Owned (4)		Percent of Outstanding Common Stock (5)	Restricted/ Performance Stock Units (6)
Spencer Abraham	0		10,386	0	10,386			0
Ronald W. Burkle	14,000		30,000	0	44,000			0
John S. Chalsty	19,840		24,166	0	44,006			0
Stephen I. Chazen	1,405,817		0	1,361,280	2,767,097			341,248
Donald P. de Brier	594,316		0	653,334	1,247,650			103,175
Edward P. Djerejian	19,737		30,000	0	49,737			0
R. Chad Dreier	14,000		26,666	0	40,666			0
John E. Feick	6,000		30,000	0	36,000			0
Ray R. Irani	5,646,164		0	2,806,424	8,452,588		1.0%	1,060,862
Irvin W. Maloney	29,179		30,400	0	59,579			0
John W. Morgan	424,286	(7)	0	0	424,286	(7)		108,618
R. Casey Olson	117,881		0	66,667	184,548			82,872
Avedick B. Poladian	0		0	0	0			0
Rodolfo Segovia	37,890	(8)	32,797	0	70,687	(8)		0
Aziz D. Syriani	21,100		28,340	0	49,440			0
Rosemary Tomich	23,900		34,136	0	58,036			0
Walter L. Weisman	4,000		28,334	0	32,334			0
All executive officers, directors and nominee as a group (22 persons)	8,831,168	(7) (8)	305,225	5,654,602	14,790,995	(7) (8)	1.8%	1,875,319
(1)	Includes shares held through the Occidental Petroleum Corporation Savings Plan.
(2)	For non-employee directors, includes shares for which investment authority has not vested under the 1996 Restricted Stock Plan for Non-Employee Directors and the 2005 Long-Term Incentive Plan.
(3)	Includes options and stock appreciation rights which will be exercisable within 60 days.
(4)	Total is the sum of the first three columns.
(5)	Unless otherwise indicated, less than 1 percent.
(6)

Includes the restricted stock unit awards and awards at target level under performance stock awards and performance-based restricted share unit awards. Until the restricted or performance period ends, as applicable, and, in the case of both types of performance awards, until the awards are certified, no shares of common stock are issued. However, grant recipients receive dividend equivalents on the restricted stock units during the restricted period and on the target share amount of performance stock awards during the performance period. Dividend equivalents on performance-based restricted share unit awards are paid at the end of the performance period on the number of shares certified.

(7)	Includes 800 shares held by Mr. Morgan’s wife.
(8)	Includes 14,542 shares held by Mr. Segovia as trustee for the benefit of his children.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

Occidental’s executive compensation program emphasizes performance-based compensation to encourage actions by executives that will drive long-term growth in stockholder value. The Executive Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) believes that exceptional performance — characterized by stockholder returns exceeding those of peer corporations, and superior financial results — merits exceptional compensation; and, conversely, that below-average returns should result in compensation well below peer averages.

Furthermore, the Compensation Committee acknowledges that how exceptional performance is recognized and rewarded is not a static process. In 2006 and in 2007, the Compensation Committee engaged Hewitt Associates LLC to recommend design changes that would recognize Occidental’s exceptional achievements in recent years, which have been reflected in the compensation received by the executive officers, while providing incentives for future performance consistent with the ultimate objective of long-term growth in stockholder value. The resulting compensation changes continue to focus on two fundamental elements:

•

Performance-based awards, either equity or cash-based, which rely either on the attainment of predetermined performance measures or increases in the value of Occidental stock shared by all stockholders; and

•	To a lesser extent, non-performance-based compensation, including cash compensation and other benefits competitive with the marketplace.

The key performance measures used for performance-based awards continue to be:

•

Return on equity, which measures effectiveness of capital allocation and investment decisions. In the oil and gas industry, these are the primary determinants of long-term growth in stockholder value. In addition, this measure is objectively determinable from Occidental’s published financial statements.

•	Total stockholder return, which uses a peer comparison that, over the performance period, neutralizes major market variables that have an impact on the entire oil and gas industry.
•

Earnings per share, which directly measures growth in stockholder value and which is a readily determinable, commonly accepted measure of annual performance designed to compensate executives for current operating results.

As described more fully below, the Compensation Committee has made significant changes in the mix and terms of incentive awards granted in and after July 2007. The changes:

•	Replaced time-based stock appreciation rights and restricted stock unit awards with performance-based return on equity and total stockholder return awards;
•	Reduced the minimum payout that may be achieved for return on equity incentive awards from 20 percent to 1 percent;
•	Reduced the maximum payout that may be achieved for the total stockholder return awards from 200 percent to 150 percent; and
•

Reduced future dilution to the stock by shifting the return on equity awards to a cash payout, which also caps the maximum amount that can be earned, and by requiring total stockholder return awards to be settled half in shares and half in cash.

In addition, consistent with its belief that the executive officers with the highest levels of responsibility and compensation should have the highest percentage of their total compensation at-risk and variable, depending upon Occidental’s performance, the Compensation Committee increased the performance-based portion of Dr. Irani’s compensation to approximately 91 percent for 2007 (compared to approximately 56 percent, exclusive of options, for 2006) and to at least 81 percent for 2007 for each of the other named executive officers1.

COMPENSATION PROGRAM ELEMENTS

PERFORMANCE-BASED COMPENSATION. Performance-based compensation may be either equity- or cash-based or a combination of both. These are more fully described in the Discussion of Specific Compensation Program Elements for 2007, beginning on page 13:

•

EQUITY COMPENSATION rewards the executive for intermediate and long-term accomplishments through various types of incentive awards. These awards are generally based on the achievement of specific internal or external financial performance goals measured over a three- to four-year period. Options, which have value only if the price of the stock increases, may also be granted. Equity compensation is intended to align a very significant portion of each executive’s net worth with Occidental’s success in growing stockholder value.

1

The percentage is calculated by dividing the target value of the performance-based awards (equity and non-equity) granted in 2007 by the sum of (i) the target value of the performance-based awards (equity and non-equity) granted in 2007 and (ii) the amounts shown in the “Salary,” “Bonus” and “Other” columns of the total compensation value tables on pages 18 to 20.

•

CASH INCENTIVES reward the executive for multi-year and current performance. Multi-year cash awards are based on the achievement of financial performance objectives over a three- to four-year term. Cash compensation awards for current performance are made annually and targeted as a percentage of base salary. The amount is linked to the attainment of Occidental’s annual financial goals, as well as a subjective assessment of the executive’s achievement of specific individual objectives in such areas as operational priorities, organizational development and governance.

NON-PERFORMANCE-BASED COMPENSATION.

•	SALARY is the base cash compensation. Salary levels take into account job responsibilities, individual performance, experience level and competitive market data, and may be adjusted periodically.
•

OTHER COMPENSATION programs encompass benefits such as defined contribution plans, deferred compensation and certain other benefits, including time-based restricted stock awards. Many of these programs are substantially similar to the basic level of cash and non-cash benefits that major companies in the oil and gas industry typically provide to salaried employees, except that Occidental does not provide a defined benefit pension plan to its salaried employees. Certain other benefits that apply only to senior executives are described below.

The following graphs show the performance-based compensation, option awards2, and non-performance-based compensation3 as a percentage of the total compensation value established by the Compensation Committee for each of the named executive officers for 2007 as compared to 2006. See pages 17 to 20 for the values established for each of the named executive officers.

Comparison of Compensation Program Elements

[the following is a tabular representation of graphical materials]

	Performance-Based Compensation as percent of Total Compensation Value	Non-Performance-Based Compensation as percent of Total Compensation Value	Options/SARs as percent of Total Compensation Value
Ray R. Irani
2007	91.3	8.7	0
2006	55.5	10.0	34.5
Stephen I. Chazen
2007	93.4	6.6	0
2006	46.5	8.2	45.3
Donald P. de Brier
2007	81.4	18.6	0
2006	37.8	15.9	46.3
John W. Morgan
2007	83.9	16.1	0
2006	38.6	14.4	47.0
R. Casey Olson
2007	85.8	14.2	0

ROLE OF MANAGEMENT IN EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors sets compensation for Occidental’s senior executives. Dr. Irani recommends compensation for Messrs. Chazen, de Brier, Morgan and Olson to the Compensation Committee. Dr. Irani’s compensation is set only by the Compensation Committee. Dr. Irani and the Executive Vice President - Human Resources may be present for a portion of each of the Compensation Committee meetings, but are not present when compensation decisions regarding Dr. Irani are discussed and made. Mr. Chazen may be present for a portion of certain meetings to provide the Compensation Committee information regarding Occidental’s financial and operating plans and results. Mr. de Brier may be present for a portion of certain meetings to provide the Compensation Committee legal advice. Occidental prepares materials for each Compensation Committee meeting to assist the Compensation Committee in its consideration of executive compensation programs and policies and its administration of plans and programs.

ROLE OF INVESTORS AND PROXY ADVISORY SERVICES

In 2007, Occidental initiated meetings with some of its largest and most influential institutional investors to discuss, among other things, the concept of an advisory vote on compensation, Occidental’s compensation disclosures, and the changes made to the executive compensation mix in 2006 and 2007. Occidental also discussed its 2006 and 2007 changes with RiskMetrics Group. Feedback obtained from these meetings was provided to the Compensation Committee and was taken into consideration in Occidental’s continuing efforts to improve the quality of its compensation disclosures.

2	No option-type awards were granted in 2007. The stock appreciation rights granted in 2006 had no performance-based vesting requirement.
3	Non-performance-based compensation includes the amounts shown in the “Salary,” “Bonus” and “Other” columns from the total compensation value tables on pages 18 to 20.

ROLE OF COMPENSATION CONSULTANTS

Each year, Occidental participates in compensation surveys conducted by Hewitt Associates LLC, Towers Perrin, Frederic W. Cook & Co. and other compensation consultants in order to better understand general external compensation practices, including executive compensation. From time to time, Occidental, through its executive compensation department or the Compensation Committee, will engage a consultant to provide advice on specific compensation issues. The Board’s policy on retention of compensation consultants adopted in 2008 is set forth in Exhibit A under “Other Governance Measures.”

In 2007, Hewitt Associates LLC (“Hewitt”) assisted the Compensation Committee with a study, discussed below, of long-term incentives. In retaining Hewitt, the Compensation Committee was aware that Hewitt has also provided actuarial services to Occidental. There are no other relationships between Hewitt and Occidental, nor does Hewitt provide services to any of Occidental’s named executive officers. The aggregate amount paid by Occidental to Hewitt in 2007, including the fees for the study, was less than one-tenth of 1 percent of Hewitt’s total annual revenues for 2007.

Hewitt’s 2007 Long-Term Incentive Strategy Study. Within the context of practices of the oil and gas industry (22 companies); general industry with revenues between $10 billion and $100 billion (median of $18.8 billion) excluding oil and gas and financial companies (123 companies); Occidental’s current practices; and Hewitt’s observations and recommendations, the study examined:

•	The types and blends of long-term incentives appropriate at various executive levels;
•	Total direct compensation mix at various levels; and
•	Design alternatives for long-term incentives at various levels of the organization.

The study included peer group4 comparative data about plan design and participation rates in equity incentive plans. The study concluded, among other things, that:

•	With respect to forms of equity awards that have been used by Occidental:
o

Stock-settled Stock Appreciation Rights (SARs) consume more shares than other forms of awards that deliver comparable value to the executive. SARs, if retained, should be used only for top-level employees.

o

Performance-based Restricted Stock Unit awards that use equity as a performance measure conform to market design in terms of length of performance period, award frequency and plan leverage. Return on equity is an appropriate internal measure of Occidental’s performance, but target goals, threshold payments and maximum payment should be monitored for internal and external appropriateness.

o

Performance awards using total stockholder return as the performance measure should be a more prominent portion of long-term incentives, consideration should be given to increasing the number of peer companies and payouts should be based on percentile rankings within the group rather than the current ordinal ranking.

o

Restricted Stock Units should be used as a retention vehicle for employees earning less than $225,000 and possibly as a portion of total long-term incentive for officers other than the named executive officers.

•

For the named executive officers, consideration should be given to a mix of long-term incentives that include up to 30 percent in the form of SARs, 30 to 60 percent in the form of performance-based awards using total stockholder return as the performance measure, and 40 to 50 percent in the form of performance-based awards using the internal measure of return on equity.

Based on the information from the Hewitt study, as well as comparative data provided by management derived from the Towers Perrin Executive Compensation Data Bank, the Hewitt Executive Total Compensation Measurement Survey and the proxy statements of peer companies in the oil industry5, the Compensation Committee directed management to refine further the suggested design and mix for long-term incentives. As approved by the Compensation Committee and discussed below, the design changes and mix reinforce the Compensation Committee’s long-standing commitment that compensation should be linked to performance while at the same time reducing stockholder dilution and placing limits on the potential payout for the most significant awards.

DISCUSSION OF SPECIFIC COMPENSATION PROGRAM ELEMENTS FOR 2007

The Compensation Committee discussed the components of the compensation for the named executive officers for 2007 at its regularly scheduled meetings held in December 2006; February, May, July and December 2007; and February 2008. At various meetings, the Compensation Committee reviewed the elements of total compensation for each of the named executive officers as compared to the total compensation for the top five executives at other oil and gas companies, as disclosed in those companies’ respective 2006 proxy statements6. In addition to the Hewitt study discussed above, the Compensation Committee also reviewed the long-term incentive value and mix of awards granted to each of the named executive officers for the last four years; estimated future values of possible awards; and financial and other performance

4

The peer group reviewed included Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation, Hess Corporation, Marathon Oil Corporation and Valero Energy Corporation.

5	The proxy statements reviewed included Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation and Hess Corporation.
6

The companies reviewed were: Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation, Hess Corporation, Kerr-McGee Corporation and Marathon Oil Corporation.

measures contrasting Occidental with other oil and gas companies, including return on capital employed, return on equity, total stockholder return, revenues and market capitalization.

To continue to provide incentives for exceptional performance while capping the potential payout for a significant portion of the incentives and minimizing stockholder dilution, the Compensation Committee decided in July 2007 that:

•	The named executive officers should receive a long-term incentive consisting of:
o	65 percent as a cash-based award based on Return on Equity; and
o	35 percent as a cash- and stock-based award based on Total Stockholder Return.
•	The target values of the long-term incentive awards granted in July 2007 would be:
o	Dr. Irani – $45 million ($29.25 million Return on Equity, $15.75 million Total Stockholder Return)
o	Mr. Chazen – $20 million ($13 million Return on Equity, $7 million Total Stockholder Return)
o	Mr. de Brier – $3.8 million ($2.47 million Return on Equity, $1.33 million Total Stockholder Return)
o	Mr. Morgan – $4 million ($2.6 million Return on Equity, $1.4 million Total Stockholder Return)
o	Mr. Olson – $4 million ($2.6 million Return on Equity, $1.4 million Total Stockholder Return)

EQUITY COMPENSATION

Executives may be granted equity incentives under Occidental’s stockholder-approved 2005 Long-Term Incentive Plan. These awards are intended to encourage executives to view Occidental from the stockholders’ perspective; to create an ongoing incentive for executives to increase stockholder value; and to retain executives who possess the skills and the commitment to ethical business practices that are crucial to Occidental’s success. For the 2007 grants, the percentage of total compensation value that is equity-based was reduced to decrease the dilutive effect of such awards on earnings per share. No options, stock appreciation rights, restricted stock units or performance-based restricted stock units were granted in 2007. For 2007, equity awards represent approximately one-third of the total compensation value provided to executive officers.

The equity awards granted to Dr. Irani and the other named executive officers for 2007 — Performance Stock Awards (PSAs) and Total Stockholder Return Incentives (TSRIs) — are performance-based awards based on Occidental’s total stockholder return compared to the total stockholder returns of other peer comparison companies7.

Payment under the PSAs and TSRIs is dependent upon Occidental’s total stockholder return over a four-year performance period compared to the total stockholder returns for a specified group of comparison companies. The comparison of total stockholder returns to peer companies’ returns over a period of time essentially neutralizes major market variables that have an impact on the entire oil and gas industry, thereby rewarding the executives for Occidental’s performance relative to the peer group companies.

PSAs – Consistent with its practice for the past 12 years, the Compensation Committee granted PSAs in December 2006 and set the performance period to begin January 1, 2007 and to end December 31, 2010. Target award levels for the PSAs were granted as a percentage of base salary, which was then converted into target share units. In setting target award levels for the PSAs, the Compensation Committee reviewed Occidental’s results for the twelve-month period ending September 30, 2006, among other factors. The percentages of base salary that were set as the PSA target award levels for Dr. Irani and the other named executive officers were:

•	Dr. Irani – 165%
•	Mr. Chazen – 100%
•	Mr. de Brier – 70%
•	Mr. Morgan – 75%
•	Mr. Olson – 70%

The number of target share units awarded as PSAs (See Grants of Plan-Based Awards table at page 24) was determined by dividing the target dollar value of the award by the closing stock price on the last trading day before the start of the performance period. The payout amounts may vary from 0 percent to 200 percent of target. Payout is determined by reference to a grid which specifies the payout percentage depending on the number of companies remaining in the peer group at the end of the performance period. Any payout up to target will be paid in stock and any payout in excess of target will be paid in cash.

In conjunction with the reexamination of its long-term incentive grant practices, the Compensation Committee has decided that it will make long-term incentive grants only once a year in July beginning with 2007. Accordingly, no PSAs were awarded in December 2007 and no future grants of PSAs are planned at this time.

7

In addition to Occidental, for the PSAs, the peer group companies are Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation and Hess Corporation; and, for the TSRIs, the peer group companies are Anadarko Petroleum Corporation, Apache Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation and Royal Dutch Shell plc.

In February 2008, the Compensation Committee certified the total stockholder return calculations for the performance period from January 1, 2004, through December 31, 2007, in order to determine the payout for the PSAs granted in December 2003. The values of these vested PSAs are not included in the Option Exercises and Stock Vested table on page 29 because certification and payout occurred in 2008. Occidental ranked second out of the five remaining peer companies at December 31, 2007 and, as a result, the payout was at 150 percent for all of the named executive officers, except Mr. Olson. Mr. Olson’s PSA award had a divisional component, which increased the payout percentage to 157 percent. The number of equivalent shares earned by Dr. Irani, Mr. Chazen, Mr. de Brier, Mr. Morgan and Mr. Olson were 138,495, 29,832, 27,396, 23,118 and 12,141, respectively, of which the target share amount was settled in stock and the balance in cash.

TSRIs - Thirty-five percent of the long-term incentive value awarded to Dr. Irani and each of the other named executive officers in July 2007 was in the form of TSRIs with a performance period beginning July 18, 2007 and ending July 17, 2011 (see page 13). The number of target share units awarded as TSRIs was determined by dividing the target incentive value by the closing stock price on the date the Compensation Committee made the grant. Payout will be split equally between stock and cash regardless of the payout percentage. The payout amounts may vary from 0 percent to 150 percent, depending upon Occidental’s performance compared with its peers at the end of the performance period as follows:

Occidental’s Performance Compared to Peers	Payout
Bottom Third	0 percent
Middle Third	Linearly interpolated to provide a payout between 0 to 150 percent
Top Third	150 percent

CASH INCENTIVES

The Compensation Committee expanded the use of cash incentives in 2007 to include a multi-year performance-based cash award in the form of a Return on Equity Incentive in addition to the annual opportunity to earn non-equity incentive and bonus awards under the Executive Incentive Compensation Plan.

Return on Equity Incentive Award (ROEI) – Sixty-five percent of the long-term incentive value awarded to Dr. Irani and the other named executive officers in July 2007 (see page 13) was in the form of ROEIs. From 0 to 200 percent of the target incentive amount will be paid in cash upon achievement of an internal performance measure based on Occidental’s three-year cumulative return on equity. In the oil and gas industry, effective capital allocation and investment decisions are the primary determinants of long-term growth in stockholder value. The economic success of these investment decisions must be measured over a multi-year period, and the Compensation Committee believes return on equity is the best measure of such success for Occidental. Occidental believes consistent success in achieving superior returns on equity contributes to superior long-term growth in stockholder value.

Occidental’s cost of equity capital, which reflects Occidental’s dividend rate and stock volatility, as well as the current interest rate environment, is less than 10 percent on an annual basis. A minimum cumulative threshold in excess of 33 percent over the three-year performance period was selected to ensure that a payout would be made only if total return on equity exceeded Occidental’s expected cost of capital for the same period. Under the 2006 equity awards that have return on equity as the performance measure, grantees could receive a payout equal to 20 percent of target if Occidental attained the threshold 33 percent performance level. To further ensure that at or below cost of capital return is not rewarded, under the 2007 ROEI awards, grantees will not be entitled to any payout at or below the 33 percent level. Instead, grantees will receive one percent of target only when that performance level is exceeded. Maximum payout is attainable if return on equity at the end of the three-year performance period is 54 percent or higher. In selecting the maximum return on equity level, the Compensation Committee noted that Occidental is operating in a highly competitive environment with rapidly escalating costs and that the equity base was expected to continue increasing, factors that will make future performance targets more difficult to reach. Receipt of the maximum incentive amount would require that all of the following occur during the performance period:

•	successful execution of Occidental’s operating strategy;
•	effective allocation and expenditure of capital; and
•	continuation of oil and gas prices at approximately 2007 levels.

Executive Incentive Compensation Plan Award (EICP) – In February of each year, the Compensation Committee sets a personal target percentage of base salary for each executive officer that will be used to calculate any award earned by the officer under the EICP. In making its determination, the Compensation Committee reviewed cash incentive information derived from a number of compensation surveys. The surveys, which are all commercially available to survey participants, were the Frederic W. Cook & Co. Survey of Long-Term Incentives, Towers Perrin Executive Compensation Data Bank, and Hewitt Associates LLC Executive Total Compensation Measurement. The personal target percentages of base salary that were set for 2007 for Dr. Irani and the other named executive officers were:

•	Dr. Irani – 165%
•	Mr. Chazen – 110%
•	Mr. de Brier – 65%
•	Mr. Morgan – 70%
•	Mr. Olson – 70%

Sixty percent of the total target EICP award is based on Occidental’s performance as measured against financial targets established in the first quarter of the year (the “Non-Equity Incentive Portion”). Core, basic earnings per share8 was chosen as the financial target for all corporate executives because it provides a clear, readily determinable, commonly accepted measure of annual performance and compensates the executives for current operating performance. The Compensation Committee set the 2007 core, basic earnings per share targets based on an analysis of various projected financial-results scenarios and a review of analysts’ estimates of Occidental’s earnings per share for 2007, which projected oil and gas prices for 2007 would be lower than 2006 levels. The award was determined to be 0 percent if earnings per share fell below $2.50, increasing ratably thereafter, up to 200 percent of target if earnings per share reached $4.00.

The remaining 40 percent of the total target EICP award is the bonus portion, which is based on the Compensation Committee’s subjective assessment of an executive’s handling of certain key performance areas, as well as the executive’s response to unanticipated challenges during the year. Key performance areas include governance and ethical conduct; functional and operating accomplishments; health, environment and safety responsibilities; encouraging diversity; and organizational development.

The following formula is used to calculate the total payout value of the EICP award:

Non-Equity Incentive Portion
[	Base Salary at Year End	X	Personal Target Percentage	X	Non-Equity Incentive Portion of Target (60%)	X	Financial Performance Payout Percentage (0 to 200%)	]
+
Bonus Portion
[	Base Salary at Year End	X	Personal Target Percentage	X	Bonus Portion of Target (40%)	X	Individual Performance Payout Percentage (0 to 200%)	]

At the February 2008 meeting, the Compensation Committee approved the total cash incentive compensation to be paid pursuant to the Executive Incentive Compensation Plan for 2007 based on the core, basic earnings per share achieved and the executives’ accomplishments of their individual performance objectives. The 2007 financial results yielded core, basic earnings per share of $5.28, resulting in a 200 percent payout of the Non-Equity Incentive Portion of the Executive Incentive Compensation Plan award for the named executive officers. Total cash incentive payments to the named executive officers under the Executive Incentive Compensation Plan for 2007, including the bonus portion, ranged from 168 percent to 200 percent of the total target award amounts, and are included in the Summary Compensation Table on page 23. The Compensation Committee also set the core, basic earnings per share target for 2008 Executive Incentive Compensation Plan awards based on an analysis of various projected financial-results scenarios and analysts’ expectations. As a result, the Non-Equity Incentive Portion of the award for 2008 will be 0 percent if earnings per share fall below $5.50, and will increase up to 200 percent of target for earnings per share of $7.00. The Non-Equity Incentive Portion of the award will pay at 100 percent of target for earnings per share of $6.25.

SALARY

Salary is cash-based and constitutes a small portion of each executive’s total compensation. An adjustment to base salary may be considered on an annual basis or in connection with changes in responsibility.

8

Core, basic earnings per share is computed by deducting the “Significant Items Affecting Earnings” from Occidental’s Net Income and dividing this amount by basic shares outstanding. For a discussion of “Significant Items Affecting Earnings,” see “Management Discussion and Analysis of Financial Condition and Results of Operations” in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2007.

OTHER COMPENSATION AND BENEFITS

Occidental does not have a defined benefit pension program for its salaried employees that would typically provide a fixed monthly retirement payment. However, Occidental has various defined contribution retirement arrangements and other benefits, as follows:

•

Qualified Plans – All salaried employees paid in U.S. dollars, including the named executive officers, are eligible to participate in one or more tax-qualified, defined contribution plans. The defined contribution retirement plan, which provides for periodic contributions by Occidental based on annual cash compensation and age, up to certain levels pursuant to Internal Revenue Service (IRS) regulations, was implemented as a successor plan to the defined benefit pension plan that was terminated in 1983. For 2007, the defined contribution 401(k) savings plan permitted employees to save a percentage of their annual salary up to the $225,000 limit set by IRS regulations, and the employee pre-tax contribution was limited to $15,500. Employees may direct their contributions to a variety of investments. Occidental generally matches employee contributions with Occidental common stock on a dollar-for-dollar basis, in an amount up to 6 percent of the employee’s base salary. The amounts contributed to the qualified plans on behalf of the named executive officers are detailed under “All Other Compensation” in the Summary Compensation Table on page 23. As of December 31, 2007, the aggregate balances under the qualified plans were $5,138,206 for Dr. Irani, $1,327,562 for Mr. Chazen, $2,609,497 for Mr. de Brier, $3,467,350 for Mr. Morgan and $1,079,756 for Mr. Olson. The named executive officers are fully vested in their account balances under the qualified plans.

•

Nonqualified Retirement Plans – Occidental’s nonqualified retirement benefits are described on page 30. The amounts contributed to the nonqualified retirement plans on behalf of the named executive officers are detailed under “All Other Compensation” in the Summary Compensation Table on page 23. Company contributions, aggregate earnings and aggregate balances for the named executive officers in the nonqualified retirement plans are included in the Nonqualified Deferred Compensation Table on page 31.

•

Nonqualified Deferred Compensation Plans – Occidental’s nonqualified deferred compensation plans are described on page 30. The aggregate amounts of salary and bonuses deferred by the named executive officers are included as compensation in the “Salary,” “Bonus” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table on page 23, as appropriate, in the year of deferral. The above-market portion of the accrued interest on deferred amounts is reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. Contributions, aggregate earnings and aggregate balances for the named executive officers for the nonqualified deferred compensation plans are shown in the Nonqualified Deferred Compensation Table on page 31.

•

Deferred Stock Programs – Occidental’s deferred stock programs are described on page 30. Contributions, aggregate earnings, aggregate distributions and aggregate balances for the named executive officers in the 2005 Deferred Stock Program are included in the Nonqualified Deferred Compensation Table on page 31.

•

Employment Agreements – Employment agreements are offered to key executives for recruitment and retention purposes and to ensure the continuity and stability of management. The employment agreements for Dr. Irani, Mr. Chazen and Mr. de Brier, the only named executive officers with agreements, are discussed under “Potential Payments Upon Termination or Change of Control” on page 32.

•

Security – Personal security services are provided to executives as recommended by Occidental’s security department. Depending on the perceived risks to the executive, services range from home detection and alarm systems to the provision of around-the-clock personal security guards. The actual out-of-pocket amount paid by Occidental for such services, less any amounts attributable to business travel, appears under “All Other Compensation” in the Summary Compensation Table on page 23.

•

Tax Preparation and Financial Planning – A select group of executives, including the named executive officers, receive financial planning and investment services, including legal advice related to tax and financial matters, and in Dr. Irani’s case, investment advice. Occidental executives are required to have their personal tax returns prepared by a tax professional qualified to practice before the Internal Revenue Service in order to ensure compliance with applicable tax laws. Any financial planning fees and expenses paid by Occidental on behalf of a specific executive are reflected as taxable income to the executive and are included in the “All Other Compensation” column of the Summary Compensation Table on page 23.

•

Corporate Aircraft Use – Executives and directors may use corporate aircraft for personal travel, if space is available. The named executive officers and directors reimburse Occidental for personal use of company aircraft, including any guests accompanying them on flights taken for business purposes, at not less than the standard industry fare level rate (which is determined in accordance with IRS regulations). The estimated incremental cost of personal use of the aircraft, less the amount reimbursed by the named executive officers, is included under “All Other Compensation” in the Summary Compensation Table on page 23. Incremental costs include landing fees, fuel and additional flight staff costs, such as hotel accommodations and meals, associated with personal usage.

•

Insurance – Occidental offers a variety of health coverage options to all employees. Senior executives participate in these plans on the same terms as other employees. In addition, for all employees above a certain grade level, Occidental pays for an annual physical examination. The company provides all salaried employees with life insurance equal to twice the employee’s base salary. For certain senior employees, Occidental increases that to three times base salary. Occidental also provides senior executives with excess liability insurance coverage. The amounts attributable to such benefits are included in the “All Other Compensation” column of the Summary Compensation Table on page 23.

•

Other – Occidental pays club dues, allows some personal usage of company automobiles, and permits the use of administrative assistants for secretarial services. Occidental and the Compensation Committee believe that while there is some personal benefit to the executives, these items are incidental to the performance of their duties and are reasonable and consistent with the company’s overall compensation program. The amounts attributable to such benefits are included under “All Other Compensation” in the Summary Compensation Table on page 23.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee established stock ownership guidelines for Occidental’s senior management in 1996 and reviewed and updated the guidelines in February 2005. Stock ownership includes stock owned by the officer directly, through Occidental’s Savings Plan and outstanding stock awards under the equity incentive plans. Under the current guidelines, the cumulative ownership targets are 10 times salary for Dr. Irani and five times salary for Messrs. Chazen, de Brier, Morgan and Olson. As of February 29, 2008, all of the named executive officers were in compliance with the guidelines.

EQUITY GRANT PRACTICES

The Compensation Committee grants equity awards at regularly scheduled meetings normally held the day before regularly scheduled Board meetings. Board meeting dates are set in the prior year. The grant date value is based on the closing price on the New York Stock Exchange on the trading day immediately preceding the start of the performance period for PSAs, and on the day the Compensation Committee acts for TSRIs. As specifically authorized by the terms of the 2005 Long-Term Incentive Plan, the Compensation Committee has delegated to the Chairman and Chief Executive Officer the authority to grant awards in the event a new employee is hired between Compensation Committee meeting dates, and an equity award has been deemed to be an important element in persuading the employee to join Occidental. In such cases, the award is generally made on the date the employee starts work. Any such award granted to an executive officer is reported to the Compensation Committee. Dr. Irani has never granted any equity awards to the named executive officers.

INDIVIDUAL COMPENSATION CONSIDERATIONS

Overall, the Compensation Committee concluded that the senior executive management team has consistently delivered exceptional growth in stockholder value as well as superior financial results — both in absolute terms and relative to the performance of other oil and gas companies. The Compensation Committee believes the management team is uniquely qualified to extend Occidental’s superior performance while continually growing stockholder value. Consequently, the Compensation Committee has provided the executives exceptional compensation, both to reward their outstanding performance, and to encourage their continued focus on growth in stockholder value.

The specific considerations for each of the named executives with respect to their 2007 compensation are discussed below. The table accompanying the discussion of each executive’s compensation sets forth the total compensation value at the target level established by the Compensation Committee for such executive for 2007 and, except for Mr. Olson, 2006. In addition to salary, option awards and other compensation, total compensation value includes each performance-based component of compensation at its target award level for the specified year without regard to if and when the award will vest. With respect to the 2007 Performance-Based Incentive Awards presented in the tables below: The amounts stated under Return on Equity-Based Awards are the amounts which could be earned by the named executives at the end of a three-year performance period (July 1, 2007 through June 30, 2010) if Occidental's return on equity for the period were to be 43.5 percent; the actual payout in 2010 could be more or less than the stated amount depending upon actual performance over that period, including no payout at all if Occidental's return on equity were to be less than 33 percent. The amounts stated under Total Stockholder Return-Based Awards are the amounts which could be earned by the named executives at the end of the applicable four-year performance period (2007 through 2011) if Occidental's total stockholder return for the period were to be approximately at the mid-point of total stockholder returns for the peer comparison companies; the actual payout in 2011 could be more or less than the stated amount depending upon actual performance over the performance periods and the price of Occidental stock when the awards are certified for payment, including no payment at all if Occidental's total stockholder return were to be in the bottom third of the peer comparison companies. Accordingly, the amounts shown in the total compensation value tables differ from the amounts reported in the Summary Compensation Table, which includes amounts attributable to equity awards, including options, granted in prior years and which does not include non-equity awards payable in future years.

DR. IRANI - Dr. Irani is the Chairman and Chief Executive Officer of Occidental. Under his leadership, Occidental has grown to become the fourth-largest oil and gas company in the U.S., based on 2006 market capitalization. Dr. Irani sets the strategic direction for Occidental and oversees its implementation.

In setting award levels for Dr. Irani, the Compensation Committee reviewed a number of key performance measures:

•

INDUSTRY-LEADING OPERATING RESULTS: Occidental has achieved superior operating performance under Dr. Irani’s leadership. For example, income and cash flow per barrel of oil equivalent of $20.75 and $16.82, respectively, in 2006 were the highest among a group of 11 oil and gas companies representing a broad cross-section of the industry.[9]

•

EXCEPTIONAL GROWTH IN STOCKHOLDER VALUE: Occidental achieved average annual return on equity and cumulative total return to stockholders of 31.3 percent and 144.4 percent, respectively, for the 2004 through 2006 period. For those performance measures, Occidental’s results were in the upper quartile of all major U.S.-based integrated oil and gas companies, including ExxonMobil Corporation, Chevron Corporation and ConocoPhillips Corporation and, for both measures, all other oil and gas companies in the group[10], with the exception of one. During the same three-year period, Occidental’s return on capital employed was higher than that of all other U.S.-based oil and gas companies in such group, except ExxonMobil Corporation. For the period from December 31, 2001, through the end of 2006, Occidental’s stock price increased from approximately $13 per share to approximately $49 per share, and its total cumulative stockholder return was 315 percent. The cumulative total stockholder returns reflected by the S&P 500 Index and the S&P 500 Integrated Oil & Gas Index for this period were 35 percent and 127 percent, respectively. Occidental’s peer group cumulative total stockholder return was 125 percent for the same period. In addition, Occidental’s total market capitalization was approximately $9.9 billion in December 2001 and $41 billion in December 2006.

•

POSITIONING FOR SIGNIFICANT FUTURE GROWTH: Several years ago, Occidental determined that the Middle East and North Africa should be one of its core strategic areas. Dr. Irani has developed particularly strong relationships with government leaders in a number of Middle East countries. These relationships, which Dr. Irani has personally developed and sustained, represent a competitive advantage for Occidental; and they have enabled the company to establish credibility similar to that enjoyed by significantly larger competitors in being considered for business opportunities. Additionally, under Dr. Irani’s leadership, Occidental has built an effective team that has contributed to Occidental’s success in business development as well as operational projects in the Middle East. For example, in 2007, Occidental:

o	acquired two additional blocks in Qatar with expected immediate production of 5,000 BOE per day;
o	was awarded two offshore exploration properties in Bahrain and a major development contract in Libya; and
o	announced that the Dolphin Project would be fully operational, with expected production to Occidental increasing to approximately 55,000 BOE per day beginning early 2008.

Dr. Irani’s relationships in the region have allowed Occidental to develop insight into the plans and objectives of these Middle East countries; the company believes this will help it to compete successfully for significant future business opportunities, further enhancing stockholder value.

After considering these performance measures, the Compensation Committee concluded that Dr. Irani has added, and will continue to add, significant value to Occidental and its stockholders. Accordingly, the Compensation Committee has provided unique and significant compensation opportunities to Dr. Irani to reward him for these contributions and to ensure his continued leadership. In addition, to further ensure leadership continuity during this period of strategic growth, Dr. Irani’s employment agreement was extended by the Board of Directors until the earlier of the 2015 annual stockholder meeting or May 30, 2015. All other terms remained unchanged.

The components of Dr. Irani’s compensation for 2007 and 2006 as established by the Compensation Committee are set forth below.

Year	Performance-Based Incentive Awards						Option Awards ($)	Non-Performance-Based Compensation					Total Compensation Value ($)
	Non-Equity Incentive Compensation Plan Award ($)		Return on Equity-Based Awards ($)		Total Stockholder Return-Based Awards ($)			Salary ($)	Bonus ($)		Other ($)
2007	$1,287,000	(1)	$29,250,000	(2)	$17,895,000	(3)	$0	$1,300,000	$858,000	(4)	$2,475,582	(5)	$53,065,582
2006	$1,170,000		$25,222,500		$2,145,000		$17,724,000	$1,300,000	$780,000		$3,080,936		$51,422,436
(1)

Dr. Irani’s Non-Equity Incentive Award target, as computed pursuant to the Executive Incentive Compensation Plan formula on page 15, was 99 percent of his base salary and was payable depending upon attainment of the earnings per share target set by the Compensation Committee in February 2007. Because Occidental’s core basic earnings per share for 2007 was $5.28, Dr. Irani’s actual performance-based payout was $2,574,000, which amount is shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 23.

(2)

The Return on Equity Incentive Award represents 65 percent of the $45 million target incentive value approved for Dr. Irani in July 2007. For a discussion of the terms of the awards, see page 13 and Grants of Plan-Based Awards on page 24.

9

The companies, in addition to Occidental, were Anadarko Petroleum Corporation, Apache Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, EnCana Corporation, ExxonMobil Corporation, Hess Corporation and Marathon Oil Corporation.

10

The companies were Anadarko Petroleum Corporation, Apache Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation, Hess Corporation and Royal Dutch Shell plc.

(3)

Includes a Performance Stock Award granted in December 2006 equal to 165 percent of base salary and a Total Stockholder Return Incentive Award granted in July 2007 equal to 35 percent of the $45 million target incentive value approved for Dr. Irani at that meeting.

(4)

Dr. Irani’s Bonus target, as computed pursuant to the Executive Incentive Compensation Plan formula on page 15, was 66 percent of his base salary. Payout of his bonus is based on the Compensation Committee’s subjective assessment of Dr. Irani’s accomplishment of his objectives for the year. For 2007, his objectives included: enhancing the value of Occidental’s portfolio of assets; improving the quality and consistency of earnings; emphasizing corporate leadership quality by optimizing productivity, communications and incentives; and maintaining focus on Occidental’s commitment to safety, health, the environment, diversity, governance and the highest standards of ethical conduct. In February 2008, the Compensation Committee reviewed his accomplishments, including those described above, and awarded him a bonus equal to 200 percent of target. The Bonus earned for 2007 is shown in the “Bonus” column of the Summary Compensation Table on page 23.

(5)

The amount shown under “Other” is the sum of the amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table on page 23.

MR. CHAZEN - The Board of Directors elected Mr. Chazen President and Chief Financial Officer on December 13, 2007 and increased his base salary for 2008 to $800,000 in recognition of his additional responsibilities. He had previously served as Senior Executive Vice President and Chief Financial Officer. Mr. Chazen has added oversight of worldwide oil and gas exploration to his responsibilities, which continue to include implementing Occidental’s overall strategy and overseeing corporate development, oil and gas marketing, and the chemical segment, in addition to his duties as Chief Financial Officer.

The components of Mr. Chazen’s compensation for 2007 and 2006 as established by the Compensation Committee are set forth below.

Year	Performance-Based Incentive Awards						Option Awards ($)	Non-Performance-Based Compensation					Total Compensation Value ($)
	Non-Equity Incentive Compensation Plan Award ($)		Return on Equity-Based Awards ($)		Total Stockholder Return-Based Awards ($)			Salary ($)	Bonus ($)		Other ($)
2007	$475,200	(1)	$13,000,000	(2)	$7,720,000	(3)	$0	$720,000	$316,800	(4)	$456,892	(5)	$22,688,892
2006	$432,000		$7,566,750		$720,000		$8,507,520	$720,000	$288,000		$531,248		$18,765,518
(1)

Mr. Chazen’s Non-Equity Incentive Compensation Award target, as computed pursuant to the Executive Incentive Compensation Plan, was 66 percent of his base salary and was payable depending upon attainment of the earnings per share target set by the Compensation Committee in February 2007. Because Occidental’s core basic earnings per share for 2007 was $5.28, Mr. Chazen’s actual performance-based payout was $950,400, which amount is shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 23.

(2)

The Return on Equity Incentive Award represents 65 percent of the $20 million target incentive value approved for Mr. Chazen in July 2007. For a discussion of the terms of the awards, see page 13 and Grants of Plan-Based Awards on page 24.

(3)

Includes a Performance Stock Award granted in December 2006 equal to 100 percent of base salary and a Total Stockholder Return Incentive Award granted in July 2007 equal to 35 percent of the $20 million target incentive value approved for Mr. Chazen at that meeting.

(4)

Mr. Chazen’s Bonus target, as computed pursuant to the Executive Incentive Compensation Plan, was 44 percent of his base salary. Payout of his bonus is based on the Compensation Committee’s subjective assessment of Mr. Chazen’s accomplishment of his objectives for the year. For 2007, his objectives included: purchasing additional oil and gas reserves at reasonable prices during the year; ensuring that free cash flow was invested so as to build long-term stockholder value; ensuring adequate succession planning for units under his purview; and maintaining the company’s “A” credit rating. In February 2008, the Compensation Committee reviewed his accomplishments, including those described above, and awarded him a bonus equal to 200 percent of target. The Bonus earned for 2007 is shown in the “Bonus” column of the Summary Compensation Table on page 23.

(5)

The amount shown under “Other” is the sum of the amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table on page 23.

MR. DE BRIER - Mr. de Brier is Executive Vice President, General Counsel and Corporate Secretary. As Executive Vice President and General Counsel, he is responsible for Occidental’s worldwide legal and compliance functions.

The components of Mr. de Brier’s compensation for 2007 and 2006 as established by the Compensation Committee are set forth below.

Year	Performance-Based Incentive Awards						Option Awards ($)	Non-Performance-Based Compensation					Total Compensation Value ($)
	Non-Equity Incentive Compensation Plan Award ($)		Return on Equity-Based Awards ($)		Total Stockholder Return-Based Awards ($)			Salary ($)	Bonus ($)		Other ($)
2007	$214,890	(1)	$2,470,000	(2)	$1,715,700	(3)	$0	$551,000	$143,260	(4)	$314,549	(5)	$5,409,399
2006	$214,890		$1,816,020		$385,700		$2,954,000	$551,000	$143,260		$322,984		$6,387,854
(1)

Mr. de Brier’s Non-Equity Incentive Compensation Award target, as computed pursuant to the Executive Incentive Compensation Plan, was 39 percent of his base salary and was payable depending upon attainment of the earnings per share target set by the Compensation Committee in February 2007. Because Occidental’s core basic earnings per share for 2007 was $5.28, Mr. de Brier’s actual performance-based payout was $429,780, which amount is shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 23.

(2)

The Return on Equity Incentive Award represents 65 percent of the $3.8 million target incentive value approved for Mr. de Brier in July 2007. For a discussion of the terms of the awards, see page 13 and Grants of Plan-Based Awards on page 24.

(3)

Includes a Performance Stock Award granted in December 2006 equal to 70 percent of base salary and a Total Stockholder Return Incentive Award granted in July 2007 equal to 35 percent of the $3.8 million target incentive value approved for Mr. de Brier at that meeting.

(4)

Mr. de Brier’s Bonus target, as computed pursuant to the Executive Incentive Compensation Plan, was 26 percent of his base salary. Payout of his bonus is based on the Compensation Committee’s subjective assessment of Mr. de Brier’s accomplishment of his objectives for the year. For 2007, his objectives included: further refining and upgrading all legal services for Occidental, including all of its business units, with the ultimate objective of providing more effective, practical and successful legal services. In February 2008, the Compensation Committee reviewed his accomplishments, including those described above, and awarded him a bonus equal to 119 percent of target. The Bonus earned for 2007 is shown in the “Bonus” column of the Summary Compensation Table on page 23.

(5)

The amount shown under “Other” is the sum of the amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table on page 23.

MR. MORGAN - Mr. Morgan is Executive Vice President of Occidental and President, Oxy Oil and Gas – Western Hemisphere. He is responsible for Occidental’s oil and gas operations in the United States and Latin America. In addition, he has worldwide responsibility for the oil and gas segment’s engineering operations and its Health, Environment, Safety and Security programs.

The components of Mr. Morgan’s compensation for 2007 and 2006 as established by the Compensation Committee are set forth below.

Year	Performance-Based Incentive Awards						Option Awards ($)	Non-Performance-Based Compensation					Total Compensation Value ($)
	Non-Equity Incentive Compensation Plan Award ($)		Return on Equity-Based Awards ($)		Total Stockholder Return-Based Awards ($)			Salary ($)	Bonus ($)		Other ($)
2007	$220,500	(1)	$2,600,000	(2)	$1,793,750	(3)	$0	$525,000	$147,000	(4)	$214,833	(5)	$5,501,083
2006	$220,500		$1,816,020		$393,750		$2,954,000	$525,000	$147,000		$235,774		$6,292,044
(1)

Mr. Morgan’s Non-Equity Incentive Compensation Award target, as computed pursuant to the Executive Incentive Compensation Plan, was 42 percent of his base salary and was payable depending upon attainment of the earnings per share target set by the Compensation Committee in February 2007. Because Occidental’s core basic earnings per share for 2007 was $5.28, Mr. Morgan’s actual performance-based payout was $441,000, which amount is shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 23.

(2)

The Return on Equity Incentive Award represents 65 percent of the $4 million target incentive value approved for Mr. Morgan in July 2007. For a discussion of the terms of the awards, see page 13 and Grants of Plan-Based Awards on page 24.

(3)

Includes a Performance Stock Award granted in December 2006 equal to 75 percent of base salary and a Total Stockholder Return Incentive Award granted in July 2007 equal to 35 percent of the $4 million target incentive value approved for Mr. Morgan at that meeting.

(4)

Mr. Morgan’s Bonus target, as computed pursuant to the Executive Incentive Compensation Plan, was 28 percent of his base salary. Payout of his bonus is based on the Compensation Committee’s subjective assessment of Mr. Morgan’s accomplishment of his objectives for the year. For 2007, his objectives included: by year-end 2007, improving worldwide drilling performance to first quartile as measured by cost/foot, feet/day and health, environment and safety metrics; negotiating contract extensions in Latin America; meeting or exceeding 2007 Western Hemisphere production average; and achieving first quartile finding and development costs for the Western Hemisphere operations. In February 2008, the Compensation Committee reviewed his accomplishments, including those described above, and awarded him a bonus equal to 142 percent of target. The Bonus earned for 2007 is shown in the “Bonus” column of the Summary Compensation Table on page 23.

(5)

The amount shown under “Other” is the sum of the amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table on page 23.

MR. OLSON - As Executive Vice President of Occidental and President, Oxy Oil and Gas – Eastern Hemisphere, Mr. Olson is responsible for Occidental’s oil and gas operations other than those in the U.S. and Latin America.

The components of Mr. Olson’s compensation for 2007 as established by the Compensation Committee are set forth below.

Year	Performance-Based Incentive Awards						Option Awards ($)	Non-Performance-Based Compensation					Total Compensation Value ($)
	Non-Equity Incentive Compensation Plan Award ($)		Return on Equity-Based Awards ($)		Total Stockholder Return-Based Awards ($)			Salary ($)	Bonus ($)		Other ($)
2007	$201,600	(1)	$2,600,000	(2)	$1,736,000	(3)	$0	$480,000	$134,400	(4)	$138,037	(5)	$5,290,037
(1)

Mr. Olson’s Non-Equity Incentive Compensation Award target, as computed pursuant to the Executive Incentive Compensation Plan, was 42 percent of his base salary and was payable depending upon attainment of the earnings per share target set by the Compensation Committee in February 2007. Because Occidental’s core basic earnings per share for 2007 was $5.28. Mr. Olson’s actual performance-based payout was $403,200, which amount is shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 23.

(2)

The Return on Equity Incentive Award represents 65 percent of the $4 million target incentive value approved for Mr. Olson in July 2007. For a discussion of the terms of the awards, see page 13 and Grants of Plan-Based Awards on page 24.

(3)

Includes a Performance Stock Award granted in December 2006 equal to 70 percent of base salary and a Total Stockholder Return Incentive Award granted in July 2007 equal to 35 percent of the $4 million target incentive value approved for Mr. Olson at that meeting.

(4)

Mr. Olson’s Bonus target, as computed pursuant to the Executive Incentive Compensation Plan, was 28 percent of his base salary. Payout of his bonus is based on the Compensation Committee’s subjective assessment of Mr. Olson’s accomplishment of his objectives for the year. For 2007, his objectives included: completing agreements on three new growth projects in the Middle East, North Africa and/or the Caspian regions; “on-streaming” the Dolphin Project by June 30, 2007; and achieving first quartile finding and development costs for Eastern Hemisphere operations. In February 2008, the Compensation Committee reviewed his accomplishments, including those described above, and awarded him a bonus equal to 184 percent of target. The Bonus earned for 2007 is shown in the “Bonus” column of the Summary Compensation Table on page 23.

(5)

The amount shown under “Other” is the sum of the amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table on page 23.

CONSEQUENCES OF MISCONDUCT

In 1997, Occidental’s Board of Directors adopted a Code of Business Conduct that prohibits any officer, employee or director from violating or circumventing any law of the United States or a foreign country during the course of his or her employment. The Audit Committee of the Board of Directors oversees compliance with the Code of Business Conduct and has put in place procedures, including a compliance hotline, to ensure that all violations or suspected violations of the Code of Business Conduct are reported promptly, without fear of retaliation. If a named executive officer were found to have violated the Code of Business Conduct, the officer would be subject to disciplinary action, which may include termination, referral for criminal prosecution and reimbursement to Occidental or others for any losses or damages resulting from the violation.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that Occidental may deduct in any one year with respect to each of its five highest-paid executive officers, other than the Chief Financial Officer. Certain performance-based compensation elements approved by stockholders are not subject to the deduction limit. Although tax consequences are considered in its compensation decisions, the Compensation Committee has not adopted a policy that all compensation must be deductible. Rather, the Compensation Committee gives priority to the overall compensation objectives discussed above.

It is expected that performance-based equity awards (PSAs and TSRIs) will not be subject to the deduction limits prescribed by Section 162(m) of the Internal Revenue Code.

As noted in the discussion of Nonqualified Deferred Compensation, Occidental amended its deferred compensation plans, which became the Modified Deferred Compensation Plan, in 2006. In connection with such amendments, participants were given the option to change distribution elections.

Distributions made out of the Modified Deferred Compensation Plan in 2007 decreased the interest expense for 2007 by approximately $2.7 million and is expected to decrease the interest expense by approximately $6 million per year in 2008 and future years. The plan modifications made with respect to interest rates will result in interest expense savings to Occidental on the remaining balances in 2009 and in future years.

COMPENSATION COMMITTEE REPORT

The Executive Compensation and Human Resources Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007, including the Committee’s commitment to pay for performance and the decisions made by the Executive Compensation and Human Resources Committee that recognize the exceptional performance of Occidental under the leadership of Dr. Irani and the other named executive officers. Based on these reviews and discussions, the Executive Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2008 Annual Meeting of Stockholders.

Respectfully submitted,

THE EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE

John S. Chalsty (Chair)

Spencer Abraham

R. Chad Dreier

Irvin W. Maloney

Rodolfo Segovia

Rosemary Tomich

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in Occidental’s cumulative total return on its common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and with that of Occidental’s peer group over the five-year period ended on December 31, 2007. The graph assumes that $100 was invested in Occidental common stock, in the stock of the companies in the Standard & Poor's 500 Index and in a portfolio of the peer group companies weighted by their relative market values each year and that all dividends received were reinvested.

In 2007, Occidental revised its peer group by including two international-based oil and gas companies to reflect the peer companies that Occidental competes against for major global projects and removing Hess Corporation, which is a smaller company with significant refining operations. The revised peer group consists of Anadarko Petroleum Corporation, Apache Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation, Royal Dutch Shell plc and Occidental. Analysis for the revised peer group includes five years of historical performance data as noted above for the common stock of each of the companies. The peer group used in the analysis last year consisted of Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, ExxonMobil Corporation, Hess Corporation and Occidental.

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Occidental	$100	$153	$216	$301	$374	$599
Prior Peer Group	100	126	163	194	255	333
Revised Peer Group	100	125	156	182	226	283
S&P 500	100	129	143	150	173	183

The information provided in this Performance Graph shall not be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to regulation 14A or 14C under the Securities Exchange Act of 1934 (“Exchange Act”), other than as provided in Item 201 to Regulation S-K under the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent Occidental specifically requests that it be treated as soliciting material or specifically incorporates it by reference.

EXECUTIVE COMPENSATION TABLES

Set forth below are tables showing for Dr. Irani, Occidental’s principal executive officer, Mr. Chazen, Occidental’s principal financial officer, and the three other highest-paid executive officers of Occidental serving as executive officers on December 31, 2007: (1) in summary form, the compensation attributed to such executives for 2007 and, except for Mr. Olson, 2006, including the compensation cost related to the portion of stock and option awards granted in 2007 and in prior years that are reported as compensation expense in Occidental’s 2007 and 2006 Consolidated Financial Statements; (2) the equity and non-equity incentive awards granted to such executives in 2007; (3) the outstanding equity awards held by such executives as of December 31, 2007; (4) the options exercised by such executives and their stock awards vested; and (5) the required information related to the nonqualified deferred compensation plans for such executives. The compensation tables should be read in conjunction with the Compensation Discussion and Analysis (see page 10), which explains Occidental’s compensation plans and philosophy and provides information about the compensation decisions made with respect to the named executive officers for 2007.

SUMMARY COMPENSATION TABLE

The table below and the accompanying footnotes summarize the compensation attributed to the chief executive officer, chief financial officer and the three other highest-paid executives in 2007 and 2006, including the compensation cost related to the stock and option awards granted in 2002 through 2007 (no option awards were granted in 2007) that are reported as compensation expense in Occidental’s 2007 and 2006 Consolidated Financial Statements. The amounts expensed for the stock and option awards in 2007 reflect the approximately 58 percent appreciation in the year-end closing price of Occidental’s common stock from $48.83 for 2006 to $76.99 for 2007, the increased probability of attaining the performance measures for performance-based stock awards and vesting of non-performance-based stock awards. For Dr. Irani and Messrs. Chazen, de Brier, Morgan and Olson, approximately $31.8 million, $12.6 million, $4.0 million, $2.0 million and $1.3 million, respectively, of the amount shown for such officer for 2007 in the “Total” column of the Summary Compensation Table is due to the effect of the increased price of the common stock and the increased probability of attaining the performance measures (see footnotes (2) and (3) below). The “Non-Equity Incentive Compensation” column of the Summary Compensation Table does not include any amounts for the Return on Equity Incentive Awards granted for 2007, which will vest in 2011, because such awards have not yet been earned.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)		Total ($)
Ray R. Irani, Chairman and Chief Executive Officer	2007	$1,300,000		$1,716,000		$37,175,835	$32,387,328	$2,574,000		$584,168	$1,891,414	(6)	$77,628,745
	2006	1,300,000		1,396,000		30,995,422	17,372,169	1,404,000		601,693	2,479,243		55,548,527
Stephen I. Chazen, President and Chief Financial Officer	2007	$720,000		$633,600		$11,722,832	$15,350,578	$950,400		$201,158	$255,734	(7)	$29,834,302
	2006	720,000		482,000	(8)	9,142,299	8,408,317	518,000	(8)	137,457	393,791		19,801,864
Donald P. de Brier, EVP, General Counsel and Secretary	2007	$551,000		$170,220		$3,659,202	$4,950,598	$429,780		$80,544	$234,005	(9)	$10,075,349
	2006	551,000		192,000	(10)	3,876,056	3,309,577	258,000	(10)	74,715	248,269		8,509,617
John W. Morgan, EVP and President – Oil and Gas, Western Hemisphere	2007	$525,000		$209,000		$3,636,105	$3,020,996	$441,000		$61,441	$153,392	(11)	$8,046,934
	2006	525,000	(12)	135,000		3,512,978	3,293,562	265,000		31,976	203,798		7,967,314
R. Casey Olson, EVP and President – Oil and Gas, Eastern Hemisphere	2007	$480,000		$246,800		$3,000,899	$2,001,732	$403,200		–	$138,037	(13)	$6,270,668
(1)	The amounts shown represent the discretionary portion of the executive’s annual Executive Incentive Compensation Plan award.
(2)

The amounts in the “Stock Awards” column include the compensation cost for 2007 and 2006 related to stock awards granted in 2007 and 2006 and in prior years, computed in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123(R)”). See Note 12 to the Consolidated Financial Statements in Occidental’s Annual Reports on Form 10-K for the years ended December 31, 2007, and December 31, 2006, regarding assumptions underlying valuation of equity awards. Of the amounts shown for 2007 in the column, approximately $1.9 million, $0.8 million, $0.2 million, $0.2 million and $0.2 million, for Dr. Irani and Messrs. Chazen, de Brier, Olson and Morgan, respectively, is attributable to amounts expensed for awards granted for 2007, and the balance represents the current year’s expense of awards granted for the prior five years. Of the amounts shown for 2007 in the column with respect to awards granted for years prior to 2007, approximately $11.9 million, $3.5 million, $1.3 million, $1.2 million and $1.1 million for Dr. Irani and Messrs. Chazen, de Brier, Morgan and Olson, respectively, were attributable to the increased price of the stock at year end and the increased probability that higher performance levels would be attained.

See “Grants of Plan-Based Awards” on page 24 for information about equity awards for 2007 and “Outstanding Equity Awards at December 31, 2007” for information with respect to awards outstanding at year end. The ultimate payout value may be significantly more or less than the amounts shown, with the possibility of no payout, depending on the outcome of the performance criteria in the case of PSAs, TSRIs and Performance-based Restricted Stock Units and the price of Occidental stock at the end of the performance or restricted period. For a description of the performance criteria, see “Compensation Discussion and Analysis” on page 10.

(3)

The amounts in the “Option Awards” column include the compensation cost for 2007 and 2006 related to option awards granted in 2006 and in prior years, computed in accordance with FAS 123(R). See Note 12 to Consolidated Financial Statements in Occidental’s Annual Reports on Form 10-K for the years ended December 31, 2007 and December 31, 2006, regarding assumptions underlying valuation of equity awards. Of the amounts shown for 2007 in the column, approximately $19.9 million, $9.1 million, $2.7 million, $0.8 million and $0.2 million for Dr. Irani and Messrs. Chazen, de Brier, Morgan and Olson, respectively, were attributable to the increased price of the common stock at year end.

See “Grants of Plan-Based Awards” on page 24 for information about equity awards granted for 2007 and “Outstanding Equity Awards at December 31, 2007” for information with respect to awards outstanding at year end.

The ultimate payout value may be significantly more or less than the amounts shown, with the possibility of no payout, depending on the price of Occidental stock during the term of the option award.
(4)

The amounts represent the performance-based portion of the executive’s annual Executive Incentive Compensation Plan award. The payout was determined based on Occidental’s attainment of specified earnings per share targets. For information on the amounts earned for 2007, see “Compensation Discussion and Analysis” on page 10.

(5)

The amounts represent the above-market portion of interest the executives earned during the year on their nonqualified deferred compensation balances (see page 30 for a description of the Nonqualified Deferred Compensation Plans).

(6)

Includes $13,500 credited pursuant to the Occidental Petroleum Corporation Savings Plan (the “Savings Plan”); $551,625 credited pursuant to the Occidental Petroleum Corporation Supplemental Retirement Plan II (the “Supplemental Retirement Plan”) described on page 30; $135,035 for life insurance premiums; and $1,191,254 in the aggregate for personal benefits. Personal benefits include security services ($774,756); tax preparation and financial planning services; airplane usage; administrative assistance; club dues; and excess liability insurance. Personal benefits are described beginning on page 16.

(7)	Includes $13,500 credited pursuant to the Savings Plan; $231,225 credited pursuant to the Supplemental Retirement Plan; and $11,009 for life insurance premiums.
(8)	Mr. Chazen elected to defer $500,000 of the aggregate amounts shown in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns for 2006.
(9)

Includes $13,500 credited pursuant to the Savings Plan; $134,805 credited pursuant to the Supplemental Retirement Plan; $50,090 for life insurance premiums; and $35,610 in the aggregate for personal benefits. Personal benefits include security services; tax preparation and financial counseling; club dues and excess liability insurance. Personal benefits are described beginning at page 16.

(10)	Mr. de Brier elected to defer 100 percent of the aggregate amounts shown in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns for 2006.
(11)	Includes $13,500 credited pursuant to the Savings Plan; $124,125 credited pursuant to the Supplemental Retirement Plan; $15,767 for life insurance premiums.
(12)	Mr. Morgan elected to defer $192,000 of his 2006 salary.
(13)	Includes $13,500 credited pursuant to the Savings Plan; $122,025 credited pursuant to the Supplemental Retirement Plan; $2,512 for life insurance premiums.

GRANTS OF PLAN-BASED AWARDS

The table below summarizes the plan-based awards granted by the Compensation Committee to the named executive officers for 2007: Executive Incentive Compensation Plan (Non-Equity Incentive Portion) — EICP, Performance Stock Award — PSA, Total Stockholder Return Incentive Awards — TSRI, Return on Equity Incentive Awards — ROEI. Immediately following the table is a summary of key terms of the award agreements.

For additional information on the performance objectives and determination of threshold, target and maximum payouts for these awards, see Compensation Discussion and Analysis beginning on page 10. For the actual amounts earned under the EICP awards, see the Summary Compensation Table on page 23.

The equity incentive awards listed below are the only stock awards granted to the named executive officers for 2007. No option awards or non-performance-based stock awards were granted in 2007.

Grants of Plan-Based Awards
Name/ Type of Grant (1)	Grant Date (2)	Date Awarded by Compen- sation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares or Units (# shares)	All Other Option Awards: Number of Securities Underlying Options (# shares)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold $	Target $	Maximum $	Threshold # shares	Target # shares	Maximum # shares
Ray R. Irani
EICP (4)	1/1/07	2/14/07	$17,160	$1,287,000	$2,574,000
PSA (5)	1/1/07	12/11/06				14,497	43,928	87,856				$4,887,429
TSRI (6)	7/18/07	7/18/07				2,543	254,320	381,480				$21,256,066
ROEI (7)	7/18/07	7/18/07	$292,500	$29,250,000	$58,500,000
Stephen I. Chazen
EICP (4)	1/1/07	2/14/07	$6,336	$475,200	$950,400
PSA (5)	1/1/07	12/11/06				4,867	14,746	29,492				$1,640,640
TSRI (6)	7/18/07	7/18/07				1,130	113,031	169,547				$9,447,131
ROEI (7)	7/18/07	7/18/07	$130,000	$13,000,000	$26,000,000
Donald P. de Brier
EICP (4)	1/1/07	2/14/07	$2,865	$214,890	$429,780
PSA (5)	1/1/07	12/11/06				2,607	7,899	15,798				$878,843
TSRI (6)	7/18/07	7/18/07				215	21,476	32,214				$1,794,964
ROEI (7)	7/18/07	7/18/07	$24,700	$2,470,000	$4,940,000
John W. Morgan
EICP (4)	1/1/07	2/14/07	$2,940	$220,500	$441,000
PSA (5)	1/1/07	12/11/06				2,662	8,064	16,128				$897,201
TSRI (6)	7/18/07	7/18/07				226	22,607	33,911				$1,889,493
ROEI (7)	7/18/07	7/18/07	$26,000	$2,600,000	$5,200,000
R. Casey Olson
EICP (4)	1/1/07	2/14/07	$2,688	$201,600	$403,200
PSA (5)	1/1/07	12/11/06				2,272	6,882	13,764				$765,691
TSRI (6)	7/18/07	7/18/07				226	22,607	33,911				$1,889,493
ROEI (7)	7/18/07	7/18/07	$26,000	$2,600,000	$5,200,000
(1)	Executive Incentive Compensation Plan (Non-equity incentive portion) — EICP, Performance Stock Award — PSA, Total Stockholder Return Incentive Awards — TSRI, Return on Equity Incentive Awards — ROEI.
(2)

The date in this column for EICP awards is the date the performance period for the awards started. For equity awards, the date in this column is the grant date recognized pursuant to FAS 123(R) which, except for PSAs, is the same as the date the award was granted by the Compensation Committee.

(3)	The amounts shown assume maximum payout is achieved. Actual payout may range from $0 to the maximum.
(4)	Payout at threshold assumes earnings per share of $2.50.
(5)

Awards earned in excess of target will be paid out in cash in an amount equal to the closing price of the common stock on the New York Stock Exchange on the date when attainment of the performance award is certified. Payout at threshold is 33 percent.

(6)

Awards will be paid out 50 percent in stock and 50 percent in cash in an amount equal to the closing price of the common stock on the New York Stock Exchange on the date when attainment of the performance goals is certified. Payout at threshold is shown at 1 percent.

(7)	Payout at threshold is shown at 1 percent.

Summary of Award Terms
	Executive Incentive Compensation Plan (Non-Equity Incentive Portion)	Performance Stock Award	Total Stockholder Return Incentive Awards	Return on Equity Incentive Awards
PERFORMANCE MEASURE	Earnings per Share	Total Stockholder Return	Total Stockholder Return	Return on Equity
PERFORMANCE PERIOD	1 year	4 years	4 years	3 years
FORM OF PAYMENT	Cash	Stock/Cash (1)	Stock/Cash (2)	Cash
DIVIDEND EQUIVALENT	No	During the performance period, dividend equivalents are paid to the grantee in cash on the target shares in an amount equal to the dividend declared per share of common stock.	During the performance period, dividend equivalents are paid to the grantee in cash on the target shares in an amount equal to the dividend declared per share of common stock.	No
FORFEITURE PROVISION	The Chief Executive Officer or President may determine eligibility for target awards and any payout to participants who exit employment during the Plan year.

If the grantee dies, becomes disabled, retires or is terminated for the convenience of Occidental during the performance period, then the grantee will forfeit a pro rata portion of the payout based on the days remaining in the performance period after the termination event.

If the grantee dies, becomes disabled, retires or is terminated for the convenience of Occidental during the performance period, then the grantee will forfeit a pro rata portion of the payout based on the days remaining in the performance period after the termination event.

If the grantee dies, becomes disabled, retires or is terminated for the convenience of Occidental during the performance period, then the grantee will forfeit a pro rata portion of the payout based on the days remaining in the performance period after the termination event.

CHANGE IN CONTROL	The Chief Executive Officer may approve an amendment to Plan as a result of acquisition, divestiture or merger with Oxy.	In the event of a Change in Control (as defined in the 2005 Long-Term Incentive Plan) (3), the grantee's right to receive the number of target shares becomes nonforfeitable.	In the event of a Change in Control (as defined in the 2005 Long-Term Incentive Plan) (3), the grantee's right to receive the number of target shares becomes nonforfeitable.	In the event of a Change in Control (as defined in the 2005 Long-Term Incentive Plan) (3), the grantee's right to receive cash equal to the target incentive amount becomes nonforfeitable.
(1)

Awards earned in excess of the target shares will be paid out in cash in an amount equal to the closing price of the common stock on the New York Stock Exchange on the date when attainment of the performance goals is certified.

(2)

Fifty percent of the awards earned will be paid out in cash in an amount equal to the closing price of the common stock on the New York Stock Exchange on the date when attainment of the performance goals is certified, and the balance will be paid in common stock.

(3)

A Change in Control Event under the 2005 Long-Term Incentive Plan generally includes a 20 percent or more change in ownership, certain changes in a majority of the Board, certain mergers or consolidations, sale of substantially all of Occidental’s assets or stockholder approval of a liquidation of Occidental.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table sets forth the outstanding option awards and stock awards held by the named executive officers as of December 31, 2007, including options, Stock Appreciation Rights (SAR), Restricted Stock Units (RSU), Performance-Based Restricted Stock Units (PRSU), Performance Stock Awards (PSA) and Total Stockholder Return Incentives (TSRI). These were granted to the named executive officers over a period of several years, including 2007. The FAS 123(R) grant date fair values for the awards granted in 2007 are shown in the “Grants of Plan-Based Awards” table above. The portion of such awards reported as compensation expense in Occidental’s 2007 Consolidated Financial Statements is a component of the current year total compensation for each of the named executives. For a description of the performance criteria for equity plan awards made in 2007, see Compensation Discussion and Analysis on page 10.

Outstanding Equity Awards at December 31, 2007
		Option Awards				Stock Awards
Name/Type of Award (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ray R. Irani
Options	7/16/03	6,424		$15.565	7/16/13
Options/SAR	7/14/04	1,400,000		$24.660	7/14/14
SAR/RSU	7/13/05	1,000,000	500,000 (3)	$40.805	7/13/15	200,000	(4)	$15,398,000
SAR/PRSU	7/19/06	400,000	800,000 (5)	$50.445	7/19/16				500,000	(6,7)	$38,495,000	(6)
RSU	12/8/03					40,000	(8)	$3,079,600
RSU	12/6/04					64,000	(9)	$4,927,360
RSU	12/5/05					92,400	(10)	$7,113,876
PSA	1/1/04								138,495	(11)	$10,662,730	(11)
PSA	1/1/05								133,656	(12,13)	$10,290,175	(12)
PSA	1/1/06								107,412	(12,14)	$8,269,650	(12)
PSA	1/1/07								87,856	(12,15)	$6,764,033	(12)
TSRI	7/18/07								381,480	(12,16)	$29,370,145	(12)
Stephen I. Chazen
Options/SAR	7/14/04	635,946		$24.660	7/14/14
Options/SAR/RSU	7/13/05	533,334	266,666 (3)	$40.805	7/13/15	66,666	(4)	$5,132,615
SAR/PRSU	7/19/06	192,000	384,000 (5)	$50.445	7/19/16				150,000	(6,7)	$11,548,500	(6)
RSU	12/8/03					12,000	(8)	$923,880
RSU	12/6/04					24,000	(9)	$1,847,760
RSU	12/5/05					33,600	(10)	$2,586,864
PSA	1/1/04								29,832	(11)	$2,296,766	(11)
PSA	1/1/05								44,416	(12,13)	$3,419,588	(12)
PSA	1/1/06								36,056	(12,14)	$2,775,951	(12)
PSA	1/1/07								29,492	(12,15)	$2,270,589	(12)
TSRI	7/18/07								169,547	(12,16)	$13,053,424	(12)
Donald P. de Brier
Options	7/16/03	200,000		$15.565	7/16/13
Options/SAR	7/14/04	200,000		$24.660	7/14/14
SAR/RSU	7/13/05	186,667	93,333 (3)	$40.805	7/13/15	16,000	(4)	$1,231,840
SAR/PRSU	7/19/06	66,667	133,333 (5)	$50.445	7/19/16				36,000	(6,7)	$2,771,640	(6)
RSU	12/8/03					6,000	(8)	$461,940
RSU	12/6/04					7,200	(9)	$554,328
RSU	12/5/05					7,200	(10)	$554,328
PSA	1/1/04								27,396	(11)	$2,109,218	(11)
PSA	1/1/05								26,436	(12,13)	$2,035,308	(12)
PSA	1/1/06								19,316	(12,14)	$1,487,139	(12)
PSA	1/1/07								15,798	(12,15)	$1,216,288	(12)
TSRI	7/18/07								32,214	(12,16)	$2,480,156	(12)

Outstanding Equity Awards at December 31, 2007
		Option Awards				Stock Awards
Name/Type of Award (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
John W. Morgan
SAR/RSU	7/13/05		93,333 (3)	$40.805	7/13/15	18,000	(4)	$1,385,820
SAR/PRSU	7/19/06		133,333 (5)	$50.445	7/19/16				36,000	(6,7)	$2,771,640	(6)
RSU	12/8/03					5,600	(8)	$431,144
RSU	12/6/04					8,000	(9)	$615,920
RSU	12/5/05					9,600	(10)	$739,104
PSA	1/1/04								23,118	(11)	$1,779,855	(11)
PSA	1/1/05								26,988	(12,13)	$2,077,806	(12)
PSA	1/1/06								19,720	(12,14)	$1,518,243	(12)
PSA	1/1/07								16,128	(12,15)	$1,241,695	(12)
TSRI	7/18/07								33,911	(12,16)	$2,610,808	(12)
R. Casey Olson
SAR/RSU	7/13/05		66,666 (3)	$40.805	7/13/15	16,666	(4)	$1,283,115
SAR/PRSU	7/19/06	66,667	133,333 (5)	$50.445	7/19/16				36,000	(6,7)	$2,771,640	(6)
RSU	12/5/05					8,400	(10)	$646,716
PSA	1/1/04								12,141	(11)	$934,736	(11)
PSA	1/1/05								15,424	(12,13)	$1,187,494	(12)
PSA	1/1/06								14,424	(12,14)	$1,110,504	(12)
PSA	1/1/07								13,764	(12,15)	$1,059,690	(12)
TSRI	7/18/07								33,911	(12,16)	$2,610,808	(12)
(1)	Stock Appreciation Rights (SAR), Restricted Stock Units (RSU), Performance-Based Restricted Stock Units (PRSU), Performance Stock Awards (PSA) and Total Stockholder Return Incentives (TSRI)
(2)

The amounts shown represent the product of the number of shares or units shown in the column immediately to the left and the closing price on December 31, 2007 of Occidental common stock as reported in the NYSE Composite Transactions, which was $76.99.

(3)	The SAR vests July 13, 2008.
(4)	The RSU vests July 13, 2008.
(5)	The SAR vests 50 percent per year on July 19, 2008 and July 19, 2009.
(6)

The amounts shown for the PRSU assume target payout is achieved. The ultimate payout value may be higher or lower than the amount shown, with the possibility of no payout, depending on the outcome of the performance criteria and the value of Occidental stock at payout. For PRSUs, performance is determined on the basis of Occidental’s return on equity between July 1, 2006 through June 30, 2009.

(7)	The performance and vesting periods for the PRSUs end June 30, 2009 and July 18, 2009, respectively.
(8)	The RSU vests December 8, 2008.
(9)	The RSU vests 50 percent per year on December 6, 2008, and December 6, 2009.
(10)	The RSU vests 33 1/3 percent per year on December 5, 2008, December 5, 2009, and December 5, 2010.
(11)

Performance for all PSAs depends upon the ranking of Occidental’s Total Stockholder Return compared to the peer companies specified in the award agreement. The performance period for the PSAs ended December 31, 2007. Payout of the PSA at the number of shares shown (150 percent of target for all of the named executives, except Mr. Olson, for whom it was 157 percent) was certified at the February 2008 meeting of the Compensation Committee. See Compensation Discussion and Analysis on page 10.

(12)

Payout value as shown assumes maximum payout. However, the ultimate payout may be significantly less than the amounts shown, with the possibility of no payout, depending on the outcome of the performance criteria and the value of Occidental stock at payout.

(13)	The performance period for the PSA ends December 31, 2008.
(14)	The performance period for the PSA ends December 31, 2009.
(15)	The performance period for the PSA ends December 31, 2010.
(16)	The performance period for the TSRI ends July 17, 2011.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table summarizes, for the named executive officers, the options exercised and the stock awards vested during 2007, including Performance Stock Awards for which the performance period ended December 31, 2006, but which were not eligible for payment until certification by the Compensation Committee in 2007. The amounts reported as value realized are shown on a before-tax basis. The actual number of shares received upon exercise of options by the named executive officers is less than the number of options exercised, because of the deduction of the exercise price and withholding for taxes, and because certain stock appreciation rights settled in cash rather than shares. Each of the option awards was issued at an exercise price, which was the closing price of Occidental’s common stock on the New York Stock Exchange on the applicable grant date. Therefore, the value realized on exercise reflects in its entirety the significant appreciation in the price of Occidental’s common stock from the option grant date to the date of exercise. Each of the named executives who exercised during 2007 received his option awards on various dates between 2001 and 2006, a period when significant increases were achieved in Occidental’s total market capitalization and the Occidental common stock price. For the named executive officers other than Mr. Olson, option awards were reported in prior years’ proxy statements at the time they were granted.

The stock awards that vested in 2007 were issued to the named executive officers between 2002 and 2006. During the period from 2002 through 2007, Occidental’s total market capitalization increased from approximately $10.7 billion to $63.6 billion. The value realized on vesting includes the appreciation in Occidental’s common stock price after the dates when the stock awards were granted. Occidental’s common stock price increased from approximately $14.15 on January 2, 2003, to $76.99 on December 31, 2007.

Previously Granted Vested Option Awards Exercised and Previously Granted Stock Awards Vested in 2007
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Ray R. Irani	0	$0		785,634	$46,922,559	(4)
Stephen I. Chazen	4,054	$123,972	(5)	225,584	$13,875,157	(6)
Donald P. de Brier	466,378	$20,468,455	(7)	110,232	$6,340,224	(8)
John W. Morgan	613,334	$18,399,755	(9)	96,568	$5,538,241	(10)
R. Casey Olson	102,027	$2,601,252	(11)	49,614	$2,830,917	(12)
(1)	Represents the difference between the closing price of the common stock on the New York Stock Exchange on the exercise date and the option exercise price multiplied by the number of shares exercised.
(2)

The following table shows, for each of the named executive officers, the number of restricted stock units that vested during 2007 and performance stock awards that were certified for payment in February 2007 after the expiration of the performance period on December 31, 2006. The PSAs paid out at 200 percent of target. The amount above target was settled in cash.

Name	RSUs (#)	PSAs (#)
Ray R. Irani	511,466	274,168
Stephen I. Chazen	166,532	59,052
Donald P. de Brier	56,000	54,232
John W. Morgan	50,800	45,768
R. Casey Olson	27,466	22,148
(3)

Represents the product of the number of shares vested and the closing price of the common stock on the New York Stock Exchange on the vesting date. With respect to RSUs for which the vesting date fell on a non-trading day, the value was calculated using the closing price on the immediately preceding trading day.

(4)

Includes $6,593,740, which represents the value of performance stock award shares settled in cash; and $33,735,078, which represents the value of the restricted stock units that were mandatorily deferred.

(5)	The options exercised were granted in 2004 with an exercise price of $24.66 per share.
(6)

Includes $1,420,201, which represents the value of performance stock award shares settled in cash, which was deferred; $1,420,201, which represents the value of performance stock award shares that were deferred; and $11,034,755, which represents the value of the restricted stock units that were mandatorily deferred.

(7)

The options and SARs exercised were granted between 2001 and 2004 and with exercise prices ranging from $13.215 to $24.66 per share. Includes $7,751,608, representing the value of shares canceled to satisfy taxes.

(8)

Includes $1,304,280, which represents the value of performance stock award shares settled in cash; and $3,731,664, which represents the value of the restricted stock units that were mandatorily deferred.

(9)

The options and SARs exercised were granted between 2003 and 2006 with exercise prices ranging from $15.565 to $50.445 per share. Includes $6,352,046 representing the value of shares canceled to satisfy taxes.

(10)

Includes $1,100,720, which represents the value of performance stock award shares settled in cash, which was deferred; $1,100,720, which represents the value of performance stock award shares that were deferred; and $3,336,800, which represents the value of the restricted stock units that were mandatorily deferred.

(11)

The options and SARs exercised were granted between 2004 and 2005 with exercise prices ranging from $24.66 to $40.805 per share. Includes $849,306 representing the value of shares canceled to satisfy taxes.

(12)

Includes $532,660, which represents the value of performance stock award shares settled in cash; and $1,256,798, which represents the value of the restricted stock units that were mandatorily deferred.

NONQUALIFIED DEFERRED COMPENSATION

NONQUALIFIED RETIREMENT PLAN

Substantially all employees whose participation in Occidental’s qualified retirement and savings plans is limited by applicable tax laws are eligible to participate in Occidental’s nonqualified retirement plan, which provides additional retirement benefits outside of those limitations. Pursuant to such plans:

•

Annual plan allocations for each participant equal the benefit amounts that would have accrued for salary, bonus and non-equity incentive compensation under the qualified plans, but for the tax law limitations.

•	Benefits are fully vested after three years of service.
•

Interest on nonqualified retirement plan accounts is allocated monthly to each participant’s account, based on the opening balance of the account in each monthly processing period. The amount of interest earnings is calculated using a rate equal to the five-year U.S. Treasury Note rate on the last business day of the processing month plus 2 percent, converted to a monthly allocation factor.

•

All nonqualified retirement plan allocations made after 2005 are governed by the Occidental Petroleum Corporation Supplemental Retirement Plan II (SRP II). Those made prior to 2005 are governed by the Occidental Petroleum Corporation Supplemental Retirement Plan (SRP I), which is substantially the same as SRP II, and which was in effect prior to the adoption of the American Jobs Creation Act of 2004.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Prior to 2007, Occidental maintained the 2005 Deferred Compensation Plan, which permitted executives and other eligible employees to defer up to 75 percent of their base salaries and up to 100 percent of their annual bonus and non-equity incentive compensation each year, and the Grandfathered Deferred Compensation Plan that was closed to future deferrals. In October 2006, various amendments to both plans were adopted, resulting in the Modified Deferred Compensation Plan, effective December 31, 2006.

•	Under the Modified Deferred Compensation Plan, the maximum amount that may be deferred for any one year is limited to $75,000. In 2007, the new $75,000 limit applied only to base salary deferrals.
•	A participant’s overall plan balance must be less than $1 million at the end of any given year to enable a participant to defer compensation for the subsequent year.
•

Deferred amounts earn interest equal to Moody’s Long-Term Corporate Bond Index Monthly Average Corporates plus 3 percent. However, commencing in 2009, deferred amounts will earn interest at a rate equal to the five-year U.S. Treasury Note rate plus 2 percent, except for amounts deferred prior to 1994, which will continue to earn interest at a minimum interest rate of 8 percent.

Payment of deferred amounts generally commences at retirement. However, in light of the creation of the Modified Deferred Compensation Plan, participants were given the opportunity to make a special one-time election, permitted by the transition relief under Section 409A of the Internal Revenue Code (“Section 409A”), to change the distribution election covering each participant’s Modified Deferred Compensation Plan account balance as of December 31, 2006, and any deferred 2006 bonus and non-equity incentive compensation (the “2006 bonus”). The election, which was effective December 31, 2006, permitted a participant to elect to receive his or her entire December 31, 2006, account balance and 2006 bonus (i) prior to separation from service in up to two early distribution years commencing as early as July 2007 for the account balance and the first quarter 2008 for the 2006 bonus; or (ii) at retirement or separation from service, but in any event no earlier than July 2007. Each participant also was permitted to elect payment arrangements (lump sum or annual installments) for each early distribution date chosen, as well as for the participant’s retirement distribution under the Modified Deferred Compensation Plan.

Dr. Irani and Messrs. de Brier and Morgan elected to take their entire Modified Deferred Compensation Plan December 31, 2006, account balances in a lump sum in July 2007. Mr. Chazen elected to take distribution of 90 percent of his December 31, 2006, account balance in July 2007. Mr. de Brier elected to take his deferred 2006 bonus in the first quarter of 2008. The distributions made in 2007, pursuant to these elections, are shown in the “Aggregate Withdrawals/Distributions in 2007” column of the Nonqualified Deferred Compensation Table below.

DEFERRED STOCK PROGRAM

The Occidental Petroleum Corporation 2005 Deferred Stock Program (2005 DSP) was originally adopted to permit executives to defer the receipt of qualifying stock awards as deferred share units. Deferral elections were irrevocable and were made 12 months prior to the completion of the performance period that related to the performance-based awards. The program also covered stock awards that provided for mandatory deferral upon vesting. Deferred share units earn dividend equivalents that may be paid currently in cash or reinvested as additional deferred share units. Payment of deferred share units generally commences at retirement. All stock deferrals made prior to 2005 were governed by the Occidental Petroleum Corporation Deferred Stock Program (DSP), which was substantially the same as the 2005 DSP. However, in recent years, the liability and expense of these programs have grown substantially due to (1) the significant increase in the price of Occidental’s stock, (2) mandatory deferrals of certain equity awards and (3) sustained increases in Occidental’s stock dividends. After careful consideration, Occidental concluded that program expense should be reduced. To accomplish this objective, the following changes were made to the DSP and 2005 DSP in October 2006:

•	The DSP was terminated, effective October 31, 2006, and all deferred share units were distributed in November 2006.

•	The 2005 DSP was frozen, effective January 1, 2007, for any deferrals other than those currently pending for outstanding stock awards.

In light of these changes, in October 2006, participants were given the opportunity to make a special one-time election, permitted by the transition relief under Section 409A, to change the distribution election covering each participant’s 2005 DSP account balance as of December 31, 2006; any deferral of the PSA certified by the Compensation Committee in February 2007; and any mandatorily deferred RSUs. Under the special election, each participant could elect to receive his entire December 31, 2006, account balance and any award amount that may become payable from the participant’s 2003 PSA, either (i) prior to separation from service in a lump sum in July 2007 for the 2005 DSP account balance and in January 2008 for any deferred 2003 PSA certified in 2007; or (ii) at retirement or separation from service.

All of the named executive officers elected to take their 2005 DSP account balance as of December 31, 2006, in a lump sum in July 2007 and their mandatorily deferred RSUs that vested in 2007, as a lump sum in January 2008. Messrs. Chazen and Morgan elected to receive the PSA award certified in February 2007 in January 2008. The distributions made in 2007, pursuant to these elections, are shown in the “Aggregate Withdrawals/Distributions in 2007” column of the Nonqualified Deferred Compensation Table below.

The following table sets forth for 2007 the contributions, earnings, withdrawals and balances under Supplemental Retirement Plan I – SRP I, Supplemental Retirement Plan II – SRP II, Modified Deferred Compensation Plan – MDCP and 2005 Deferred Stock Program – 2005 DSP in which the named executive officers participate. Each of the executive officers is fully vested in his aggregate balances shown below. The footnotes provide information about other amounts that were reported as earned in the Summary Compensation Table on page 23 for 2007 and prior years.

Nonqualified Deferred Compensation
Name	Plan	Executive Contributions in 2007 ($) (1)	Occidental Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)		Aggregate Withdrawals/ Distributions in 2007 ($)		Aggregate Balance at 12/31/07 ($)
Ray R. Irani (2)	SRP I	$0	$0	$247,880		$0		$4,036,142
	SRP II	$0	$551,625	$115,864		$0		$2,049,848
	MDCP	$0	$0	$1,708,305		$37,622,552		$0
	2005 DSP	$33,735,078	$0	$1,203,757	(3)	$100,968,215	(4)	$39,377,767
Stephen I. Chazen (5)	SRP I	$0	$0	$103,347		$0		$1,682,759
	SRP II	$0	$231,225	$45,955		$0		$825,012
	MDCP	$1,920,201	$0	$585,412		$7,703,775		$2,972,920
	2005 DSP	$12,454,956	$0	$365,594	(3)	$28,911,383	(4)	$15,094,505
Donald P. de Brier (6)	SRP I	$0	$0	$99,608		$0		$1,621,884
	SRP II	$0	$134,805	$28,489		$0		$514,822
	MDCP	$450,000	$0	$235,122		$4,352,350		$487,498
	2005 DSP	$3,731,664	$0	$169,960	(3)	$14,647,141	(4)	$4,311,440
John W. Morgan (7)	SRP I	$0	$0	$83,577		$0		$1,360,856
	SRP II	$0	$124,125	$25,694		$0		$466,074
	MDCP	$1,100,720	$0	$178,771		$1,985,030		$1,189,359
	2005 DSP	$4,437,520	$0	$164,760	(3)	$12,573,353	(4)	$5,672,931
R. Casey Olson (8)	SRP I	$0	$0	$28,502		$0		$464,091
	SRP II	$0	$122,025	$23,154		$0		$422,398
	MDCP	$0	$0	$0		$0		$0
	2005 DSP	$1,256,798	$0	$33,802	(3)	$2,670,447	(4)	$1,498,687
(1)

No employee contributions are permitted to the SRP I or the SRP II. The executive contributions to the 2005 DSP are shown at the value on the date the stock-settled portion of the award vested and was deferred. The cash-settled portion of the deferred stock award is shown as a contribution to the MDCP.

(2)

Of the aggregate balances shown for the SRP II, MDCP and 2005 DSP, $551,625, $584,168 and $33,735,078, respectively, reflect amounts that are reported elsewhere in this proxy statement either as Occidental contributions, above-market interest on deferred compensation or vested stock awards.

(3)	Includes the dividend equivalents credited on deferred share units and paid to the participant in cash.
(4)

Includes the value of the shares distributed pursuant to the elections described in the paragraph preceding the table and dividend equivalents credited on deferred share units shown in the “Aggregate Earnings in 2007” column.

(5)

Of the aggregate balances shown for the SRP II, MDCP and 2005 DSP, $231,225, $2,121,359 and $12,454,956, respectively, reflect amounts that are reported elsewhere in this proxy statement either as Occidental contributions, a portion of Mr. Chazen’s bonus and non-equity incentive compensation, above-market interest on deferred compensation or vested stock awards.

(6)

Of the aggregate balances shown for the SRP II, MDCP and 2005 DSP, $134,805, $530,544 and $3,731,664, respectively, reflect amounts that are reported elsewhere in this proxy statement either as Occidental contributions, all of Mr. de Brier’s bonus and non-equity incentive compensation, above-market interest on deferred compensation or vested stock awards.

(7)

Of the aggregate balances shown for the SRP II, MDCP and 2005 DSP, $124,125, $1,162,161 and $4,437,520, respectively, reflect amounts that are reported elsewhere in this proxy statement either as Occidental contributions, above-market interest on deferred compensation or vested stock awards.

(8)

Of the aggregate balances shown for the SRP II and 2005 DSP, $122,025 and $1,256,798, respectively, reflect amounts that are reported elsewhere in this proxy statement as Occidental contributions, above-market interest on deferred compensation or vested stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

CHANGE OF CONTROL

In 2005, in response to a stockholder proposal, the Board replaced its previous Golden Parachute Policy. The new Golden Parachute Policy provides that, subject to certain exceptions, Occidental will not grant Golden Parachute Benefits (as defined in the Policy) to any senior executive which exceed 2.99 times his or her salary plus non-equity incentive pay, unless the grant of such benefits is approved by a vote of the corporation’s stockholders or the obligation pre-dated adoption of the Policy. The complete Golden Parachute Policy is available at www.oxy.com.

The 2001 Incentive Compensation Plan and 2005 Long-Term Incentive Plan have provisions that, in the event of a change of control of Occidental, require the outstanding awards, including stock options, granted under such plans to become fully vested and exercisable unless the Plan Administrator determines, prior to the occurrence of the event, that benefits will not accelerate. Both plans were approved by Occidental’s stockholders.

Except as described below under “Potential Payments Upon Termination,” Occidental does not have any other agreements or plans that will require it to provide compensation to named executive officers in the event of a termination of employment or a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION

In the discussion that follows, payments and other benefits payable upon various termination and change of control situations are set out as if the conditions for payments had occurred and the terminations took place on December 31, 2007. The amounts set forth below are estimates of the amounts which would be paid out to each named executive officer upon his termination. The actual amounts to be paid out can be determined only at the time of such named executive officer’s separation from Occidental. The disclosures below do not take into consideration any requirements under Section 409A of the Internal Revenue Code, which could affect, among other things, the timing of payments and distributions.

The following payments and benefits, which are potentially available to all full-time salaried employees when their employment terminates, are not included in the amounts shown below:

•	Amounts vested under the Qualified Plans (see page 16 for the named executive officers’ balances as of year end).
•	Amounts vested under the Nonqualified Deferred Compensation arrangements (see page 31 for the named executive officers’ balances as of year end).
•

Bonus and non-equity incentive compensation (collectively, “bonus”) under the Executive Incentive Compensation Plan that is earned as of year end. Any Plan participant who leaves on or after that date for any reason is entitled to such amounts when payment is made in the first quarter of the following year. The amounts that were earned in 2007 by the named executive officers are included in the Summary Compensation Table on page 23.

•

Equity awards for which the performance period was completed at year end. Equity awards with performance periods ended December 31, 2007 were certified for payout in the first quarter of 2008 and are shown in the “Outstanding Equity Awards at December 31, 2007” table on page 27.

•

Short-term disability benefits. During any period of disability, all salaried employees are eligible for six months of continued salary at half pay, full pay or a combination thereof, depending on years of service.

•

Long-term disability benefits. Occidental provides a Long-Term Disability Plan, which makes third-party disability insurance coverage available to all salaried employees. Premiums are paid through salary deductions by the employees who elect to participate.

•

Medical benefits are available to all eligible employees during periods of disability at the same premium rates as active employees. Following termination of employment, other than for cause, medical benefits are available pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months at premium rates equal to 102 percent of the full cost of coverage. Retiree medical coverage is available if the employee satisfies the eligibility requirements. Premiums paid by retirees depend on age and years of service.

DR. IRANI. Potential payments to Dr. Irani are governed by his amended and restated employment agreement, dated February 10, 2005, as amended July 18, 2007, which provides that he will be employed as Chairman and Chief Executive Officer and as a member of the Board until the earlier of Occidental’s 2015 Annual Meeting of Stockholders or May 30, 2015. The only change effected by the 2007 amendment was the extension of the contract term to 2015. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2007:

•	Retirement with the Concent of Occidental. If Dr. Irani had retired with the consent of Occidental, he would have been entitled to receive:
1.	Long-term incentive awards:
o	Full and immediate vesting of options/SARs (exercisable through the end of the term of the applicable award agreement) — $39,328,500 (1)
o	Full and immediate vesting of RSUs — $30,518,836 (2)
o	PRSU target shares reduced on a pro rata basis as of the termination date — $18,632,283 (3)
o	PSA target shares reduced on a pro rata basis as of the termination date — $6,763,060 (4)
o	TSRI target shares reduced on a pro rata basis as of the termination date — $2,226,230 (5)
o	ROEI target incentive amount reduced on a pro rata basis as of the termination date — $4,434,247 (6)
2.	Unused vacation pay (one-time lump-sum payment of $335,000);
3.	Life insurance for the remainder of his life equal to three times his highest career annual salary ($5.7 million) (current annual premium of approximately $160,403);
4.

Comparable medical and dental benefits for Dr. Irani and his spouse to those provided to all eligible salaried employees if continuation of such benefits were to become impermissible under such plans after his retirement; and

5.

The personal benefits he received before retirement (estimated annual expense of approximately $1,191,254 until his death), including security services ($774,756); tax preparation and financial planning services; administrative assistance; airplane usage; club dues; and excess liability insurance.

•

Payments in the Event of Disability. Dr. Irani may be terminated if he is disabled for an aggregate of six months in any 18-month period. If Occidental had terminated him for disability, he would be entitled to receive:

1.	A lump sum payment equal to three times his highest annual salary and bonus ($16,770,000); and
2.	The payments and benefits disclosed under "Retirement with the Consent of Occidental."
•	Payments in the Event of Death. In the event of Dr. Irani's death, his beneficiaries would have been entitled to receive:
1.	Proceeds in the amount of approximately $5.7 million from life insurance policies for which premiums are disclosed above under “Retirement with the Consent of Occidental;”
2.

Proceeds in the amount of $7.6 million (includes value of second-to-die policy on his spouse) from insurance policies purchased under a 1994 split-dollar arrangement pursuant to which officers were given the opportunity to exchange a portion of their vested benefits under supplemental retirement plans for Occidental’s agreement to purchase split-dollar life insurance policies. Dr. Irani surrendered $1,554,000 in vested benefits in connection with the transaction. Occidental has the right to receive any proceeds in excess of the death benefit; and

3.	The payments and benefits disclosed in paragraphs 1, 2 and 4 under “Retirement with the Consent of Occidental.”
•	Termination by Occidental. If Occidental had terminated Dr. Irani for any reason other than retirement or death, Dr. Irani would have been entitled to receive:
1.	The payments and benefits disclosed under “Retirement with the Consent of Occidental,” and the payment under paragraph 1 of “Payments in the Event of Disability.”
•

Termination By Dr. Irani. Dr. Irani may terminate his agreement in the event of a material breach by Occidental, which is not cured within 15 days of notice of the breach. If Dr. Irani had terminated the agreement, he would have been entitled to receive:

1.	The payments and benefits disclosed under “Termination by Occidental.”

•	Change of Control. Had a change of control occurred, Dr. Irani would have been entitled to receive:
1.

All unvested long-term incentive awards as disclosed under “Retirement with the Consent of Occidental” except that performance awards would have fully vested at target and the right to receive the amounts in excess of target would have been forfeited. Vesting at target would increase the values shown under “Retirement with the Consent of Occidental” by:

o	PRSUs — $19,862,717
o	PSAs — $5,898,869
o	TSRIs — $17,353,867
o	ROEIs — $24,815,753
2.	A tax gross-up for all effects of any excise and other taxes payable by Dr. Irani by reason of the change of control ($0); and
3.

If the change of control resulted in a material breach of his agreement that was not cured within 15 days of notice of the breach, Dr. Irani would have been entitled to receive the other payments and benefits disclosed in paragraphs 2, 3, 4 and 5 under “Retirement with the Consent of Occidental” and in paragraph 1 under “Payments in the Event of Disability.”

MR. CHAZEN. Potential payments to Mr. Chazen are governed by his employment agreement, dated January 13, 2005, which is for a term expiring in January 2010. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2007:

•	Retirement with the Consent of Occidental. If Mr. Chazen had retired with the consent of Occidental, he would have been entitled to receive:
1.	Long-term incentive awards:
o	Continued vesting of options/SARs— $19,842,589 (1)
o	Full and immediate vesting of RSUs— $10,491,119 (2)
o	PRSU target shares reduced on a pro rata basis as of the termination date — $5,589,685 (3)
o	PSA target shares reduced on a pro rata basis as of the termination date — $2,257,258 (4)
o	TSRI target shares reduced on a pro rata basis as of the termination date — $989,435 (5)
o	ROEI target incentive amount reduced on a pro rata basis as of the termination date — $1,970,776 (6)
2.	Unused vacation pay (one-time lump-sum payment of $528,853).
•

Termination by Occidental with Cause. Occidental may discharge Mr. Chazen for material cause at any time upon 30 days’ written notice. Mr. Chazen would not have received severance or other pay and he would have forfeited any unvested long-term incentive awards, but he would have been entitled to receive:

1.	Unused vacation pay as disclosed under “Retirement with the Consent of Occidental.”
•	Termination by Occidental without Cause. If Occidental had terminated Mr. Chazen for any reason other than cause, retirement or death, Mr. Chazen would have been entitled to receive:
1.	Unused vacation pay as disclosed under “Retirement with the Consent of Occidental;”
2.	Two times his highest annual salary and annual cash bonus target payable over a two-year period between January 1, 2008, and December 31, 2009 (the “compensation period”) ($1,512,000 annually);
3.

Continued eligibility to participate during the compensation period in all employee benefit plans available to salaried Occidental employees, including the following estimated annual contributions to the Qualified Plans and Nonqualified Deferred Compensation arrangements:

o	Savings Plan — $13,800
o	SRP II — $253,260
4.	$2,250 for consulting services from December 31, 2009, the end of the compensation period, until January 2010 (the “consulting period”); and

5.

Continued vesting during the compensation and consulting periods in all long-term incentive awards granted prior to his termination, resulting in the following additional value to that shown under “Retirement with the Consent of Occidental:”

o	PRSUs — $5,958,815 (7)
o	PSAs — $1,690,255 (8)
o	TSRIs — 4,351,128 (9)
o	ROEIs — 8,666,667 (10)
•	Payments in the Event of Disability. If Occidental were to have terminated Mr. Chazen for disability, he would have been entitled to receive:
1.	The payments and benefits disclosed under “Retirement with the Consent of Occidental;” and
2.

Sixty percent of his salary less the amount received annually under Occidental’s Long-Term Disability Plan through age 65 (assuming the disability continues for the maximum covered period) — $312,000 annually.

•	Payments in the Event of Death. In the event of Mr. Chazen’s death, his beneficiaries would have been entitled to receive:
1.	Life insurance proceeds equal to two times his base salary ($1,440,000); and
2.	The payments and benefits disclosed under “Retirement with the Consent of Occidental.”
•	Termination by Mr. Chazen. Mr. Chazen may terminate his agreement at any time upon 60 days' written notice. If Mr. Chazen had terminated the agreement, he would have been entitled to receive:
1.	Unused vacation pay as disclosed under "Retirement with the Consent of Occidental."
•	Change of Control. Had a change of control occurred, Mr. Chazen would have been entitled to receive:
1.

All unvested long-term incentive awards as disclosed under “Retirement with the Consent of Occidental” and in paragraph 5 under “Termination by Occidental without Cause,” except that performance awards would have vested fully at target and the right to receive amounts in excess of target would have been forfeited. The additional amounts attributable to vesting at target would have been:

o	PSAs — $285,552 (8)
o	TSRIs — $3,361,694 (9)
o	ROEIs — $2,362,557 (10)
2.	If he were terminated as part of the change of control, he would have been entitled to receive the payments and benefits shown under “Termination by Occidental without Cause.”

MR. DE BRIER. Potential payments to Mr. de Brier are governed by his employment agreement, dated May 19, 2003, which is for a term expiring in May 2008. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2007:

•	Retirement with the Consent of Occidental. If Mr. de Brier had retired with the consent of Occidental, he would have been entitled to receive:
1.	Long-term incentive awards:
o	Continued vesting of options/SARs — $6,916,579 (1)
o	Full and immediate vesting of RSUs —$2,802,436 (2)
o	PRSU target shares reduced on a pro rata basis as of the termination date — $1,341,524 (3)
o	PSA target shares reduced on a pro rata basis as of the termination date — $1,285,438 (4)
o	TSRI target shares reduced on a pro rata basis as of the termination date — $187,994 (5)
o	ROEI target incentive amount reduced on a pro rata basis as of the termination date — $374,447 (6)
2.	Unused vacation pay (one-time lump-sum payment of $59,603); and
3.	Life insurance for the remainder of his life equal to his highest career annual salary ($551,000) (current annual premium of approximately $34,050).
•

Termination by Occidental with Cause. If Occidental had terminated Mr. de Brier for cause, Mr. de Brier would not have received severance or other pay and he would have forfeited any unvested long-term incentive awards, but he would have been entitled to receive:

1.	The unused vacation pay as disclosed under “Retirement with the Consent of Occidental.”

•	Termination by Occidental without Cause. If Occidental had terminated Mr. de Brier for any reason other than cause, retirement or death, Mr. de Brier would have been entitled to receive:
1.	The payments and benefits disclosed in paragraphs 2 and 3 under “Retirement with the Consent of Occidental;”
2.

Two times his highest annual salary and annual cash bonus target payable over a two-year period between January 1, 2008, and December 31, 2009 (the “compensation period”) ($909,150 annually). During the compensation period, Mr. de Brier may not accept employment with, or act as a consultant or perform services for any entity engaged in any energy-related business without Occidental’s consent;

3.

Continued eligibility to participate during the compensation period in all employee benefit plans available to salaried Occidental employees including the following estimated annual contributions to the Qualified Plans and Nonqualified Deferred Compensation arrangements:

o	Savings Plan — $13,800
o	SRP II — $144,747
4.

Continued vesting during the compensation period in all long-term incentive awards granted prior to his termination, resulting in the following additional values to those shown under “Retirement with the Consent of Occidental:”

o	PRSUs — $1,430,116 (7)
o	PSAs — $930,967 (8)
o	TSRIs — $826,719 (9)
o	ROEIs — $1,646,667 (10)
•	Payments in the Event of Disability. If Occidental were to have terminated Mr. de Brier for disability, he would have been entitled to receive:
1.	The payments and benefits disclosed under "Retirement with the Consent of Occidental;" and
2.

Sixty percent of his salary less the amount paid annually pursuant to Occidental's Long-Term Disability Plan through age 70 (assuming the disability continues for the maximum covered period) — $210,600 annually.

•	Payments in the Event of Death. In the event of Mr. de Brier’s death, his beneficiaries would have been entitled to receive:
1.	Life insurance proceeds equal to three times his base salary ($1,653,000); and
2.	The payments and benefits disclosed in paragraphs 1 and 2 under “Retirement with the Consent of Occidental.”
•	Change of Control. Had a change of control occurred, Mr. de Brier would have been entitled to receive:
1.

All unvested long-term incentive awards as disclosed under “Retirement with the Consent of Occidental” and in paragraph 4 under “Termination by Occidental without Cause,” except that performance awards would have vested fully at target and the right to receive amounts in excess of target would have been forfeited. The additional amounts attributable to vesting at target would have been:

o	PSAs — $152,962 (8)
o	TSRIs — $638,725 (9)
o	ROEIs — $448,886 (10)
2.	If he were terminated as part of the change of control, the payments and benefits shown under “Termination by Occidental without Cause.”

MR. MORGAN. Mr. Morgan does not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2007:

•	Retirement with the Consent of Occidental. If Mr. Morgan had retired with the consent of Occidental, he would have been entitled to receive:
1.	Long-term incentive awards:
o	Continued vesting of SARs — $6,916,579 (1)
o	Full and immediate vesting of RSUs — $3,171,988 (2)
o	PRSU target shares reduced on a pro rata basis as of the termination date — $1,341,524 (3)
o	PSA target shares reduced on a pro rata basis as of the termination date — $1,312,293 (4)
o	TSRI target shares reduced on a pro rata basis as of the termination date — $197,894 (5)

o	ROEI target incentive amount reduced on a pro rata basis as of the termination date — $394,155 (6)
2.	Unused vacation pay (one-time lump-sum payment of $74,710); and
3.	Life insurance for the remainder of his life equal to his highest annual salary ($525,000) (current annual premium of approximately $17,365).
•

Termination by Occidental with Cause. If Occidental had terminated Mr. Morgan for cause, Mr. Morgan would not have received severance or other pay and he would have forfeited any unvested long-term incentive awards, but he would have been entitled to receive:

1.	Unused vacation pay as disclosed under “Retirement with the Consent of Occidental.”
•	Termination by Occidental without Cause. If Occidental had terminated Mr. Morgan for any reason other than cause, retirement or death, Mr. Morgan would have been entitled to receive:
1.	The payments and benefits disclosed under “Retirement with the Consent of Occidental.”
•	Payments in the Event of Disability. If Occidental had terminated Mr. Morgan for disability, he would have been entitled to receive:
1.	The payments and benefits disclosed under "Retirement with the Consent of Occidental."
•	Payments in the Event of Death. In the event of Mr. Morgan’s death, his beneficiaries would have been entitled to receive:
1.	Life insurance proceeds equal to three times his base salary ($1,575,000); and
2.	The payments and benefits disclosed in paragraphs 1 and 2 under “Retirement with the Consent of Occidental.”
•	Change of Control. Had a change of control occurred, Mr. Morgan would have been entitled to receive:
1.

All unvested long-term incentive awards as disclosed under “Retirement with the Consent of Occidental” except that performance awards would have vested fully at target and the right to receive amounts in excess of target would have been forfeited. Vesting at target would increase the values shown under “Retirement with the Consent of Occidental” by:

o	PRSUs — $1,430,116 (7)
o	PSAs — $1,106,579 (8)
o	TSRIs — $1,542,619 (9)
o	ROEIs — $2,205,845 (10)
2.	If he were terminated as part of the change of control, he would have been entitled to receive the payments and benefits shown under “Termination by Occidental without Cause.”

MR. OLSON. Mr. Olson does not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2007:

•	Retirement with the Consent of Occidental. If Mr. Olson had retired with the consent of Occidental, he would have been entitled to receive:
1.	Long-term incentive awards:
o	Continued vesting of SARs — $5,951,634 (1)
o	Full and immediate vesting of RSUs — $1,929,831 (2)
o	PRSU target shares reduced on a pro rata basis as of the termination date — $1,341,524 (3)
o	PSA target shares reduced on a pro rata basis as of the termination date — $854,248 (4)
o	TSRI target shares reduced on a pro rata basis as of the termination date — $197,894 (5)
o	ROEI target incentive amount reduced on pro rata basis as of the termination date — $394,155 (6)
2.	Unused vacation pay (one-time lump-sum payment of $68,308).
•

Termination by Occidental with Cause. If Occidental had terminated Mr. Olson for cause, Mr. Olson would not have received severance or other pay and he would have forfeited any unvested long-term incentive awards, but he would have been entitled to receive:

1.	The unused vacation pay as disclosed under “Retirement with the Consent of Occidental.”
•	Termination by Occidental without Cause. If Occidental had terminated Mr. Olson for any reason other than cause, retirement or death, Mr. Olson would have been entitled to receive:
1.	The payments and benefits disclosed under “Retirement with the Consent of Occidental.”

•	Payments in the Event of Disability. If Occidental had terminated Mr. Olson for disability, he would have been entitled to receive:
1.	The payments and benefits disclosed under "Retirement with the Consent of Occidental."
•	Payments in the Event of Death. In the event of Mr. Olson’s death, his beneficiaries would have been entitled to receive:
1.	Life insurance proceeds equal to two times his base salary ($960,000); and
2.	The payments and benefits disclosed under “Retirement with the Consent of Occidental.”
•	Change of Control. Had a change of control occurred, Mr. Olson would have been entitled to receive:
1.

All unvested long-term incentive awards as disclosed under “Retirement with the Consent of Occidental” except that performance awards would have vested fully at target and the right to receive amounts in excess of target would have been forfeited. Vesting at target would increase the values shown under “Retirement with the Consent of Occidental” by:

o	PRSUs — $1,430,116 (7)
o	PSAs — $824,596 (8)
o	TSRIs — $1,542,619 (9)
o	ROEIs — $2,205,845 (10)
2.	If he were terminated as part of the change of control, he would have been entitled to receive the payments and benefits shown under “Termination by Occidental without Cause.”

(1)

Represents the difference between $76.99, the closing price of the common stock on the New York Stock Exchange on December 31, 2007 (the “year-end price”), and the exercise price of the options that were in the money as of that date.

(2)	Represents the product of the year-end price and the number of unvested RSUs.
(3)

Represents the product of the year-end price, and the pro rata target number of PRSUs. Actual payout will vary from zero to 200 percent of target depending on attainment of performance objectives and the price of common stock at payout.

(4)

Represents the product of the year-end price, and the pro rata target number of PSAs. Actual payout will vary from zero to 200 percent of target depending on attainment of performance objectives and the price of common stock at payout.

(5)

Represents the product of the year-end price, and the pro rata target number of TSRIs. Actual payout will vary from zero to 150 percent of target depending on attainment of performance objectives and the price of common stock at payout.

(6)	Represents the ROEI pro rata target incentive amount. Actual payout will vary from zero to 200 percent of target depending on attainment of performance objectives.
(7)

Represents the product of the year-end price, and the additional target number of PRSUs that will further vest. In the event of termination without cause, actual payout will vary from zero to 200 percent of pro-rated target depending on attainment of performance objectives and the price of common stock at payout.

(8)

Represents the product of the year-end price, and the additional target number of PSAs. In the event of termination without cause, actual payout will vary from zero to 200 percent of pro-rated target depending on attainment of performance objectives and the price of common stock at payout.

(9)

Represents the product of the year-end price, and the additional target number of TSRIs that will further vest. In the event of termination without cause, actual payout will vary from zero to 150 percent of pro-rated target depending on attainment of performance objectives and the price of common stock at payout.

(10)

Represents the additional ROEI target incentive amount that will further vest. In the event of termination without cause, actual payout will vary from zero to 200 percent of pro-rated target depending on attainment of performance objectives.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

AUDIT AND OTHER FEES

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY AND PROCEDURES — The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or, to the extent permitted by law, non-audit services) Occidental’s independent auditor provides to Occidental. Additionally, the Audit Committee has delegated to the Committee Chair and Vice Chair full authority to approve any such request provided the Audit Committee Chair presents any approval so given to the Audit Committee at its next scheduled meeting. All audit, audit-related and tax services rendered by KPMG in 2007 were approved by the Audit Committee or the Audit Committee Chair before KPMG was engaged for such services. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT FEES — The aggregate audit fees incurred for professional services rendered by KPMG LLP for the years ended December 31, 2007, and December 31, 2006, were $8,110,000 and $8,994,300, respectively. These amounts include fees necessary to perform the annual audit and quarterly reviews in accordance with Generally Accepted Auditing Standards, annual attestation on internal controls over financial reporting and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, other attestation services, consents and assistance with, and review of, documents filed with the Securities and Exchange Commission.

AUDIT RELATED FEES — Fees of $675,000 and $470,300 were incurred for professional services rendered by KPMG LLP for the years ended December 31, 2007, and December 31, 2006, respectively, for assurance and related services that are traditionally performed by the independent auditor. More specifically, these services include, among others: employee benefit plan audits, reviews of proposed or consummated transactions and consultation concerning financial accounting and reporting standards.

TAX FEES — No fees were incurred for tax services rendered by KPMG LLP for the years ended December 31, 2007, and December 31, 2006, respectively.

ALL OTHER FEES — For the years ended December 31, 2007, and December 31, 2006, no fees were incurred for services rendered by KPMG LLP, other than the services described under “Audit Fees” and “Audit Related Fees.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Occidental’s audited financial statements for the fiscal year ended December 31, 2007, including management’s annual assessment of and report on Occidental’s internal control over financial reporting, with management and KPMG LLP. In addition, the Audit Committee has discussed with KPMG LLP, Occidental’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as currently in effect. The Audit Committee received from KPMG LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended and as currently in effect. The Audit Committee has also considered whether the provision of non-audit services provided by KPMG LLP to Occidental is compatible with maintaining their independence and has discussed with KPMG LLP the firm’s independence.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Aziz D. Syriani (Chair)

John S. Chalsty

R. Chad Dreier

John E. Feick

Irvin W. Maloney

Rosemary Tomich

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of Occidental has selected KPMG LLP as independent auditors to audit the consolidated financial statements of Occidental and its subsidiaries for the year ending December 31, 2008. KPMG LLP has audited Occidental’s financial statements since 2002. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

A majority of the shares of common stock represented at the meeting and entitled to vote must vote FOR this proposal to ratify the selection of auditors. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will appoint the independent auditors for 2008, which may be KPMG LLP. If KPMG LLP should decline to act or otherwise become incapable of acting or if its employment is discontinued, the Audit Committee will appoint the independent auditors for 2008.

STOCKHOLDER PROPOSALS

GENERAL INFORMATION

Occidental has been advised by five holders or group of holders of common stock of their intention to introduce at the Annual Meeting the proposals described below. The Board of Directors disclaims any responsibility for the content of the proposals and for the statements made in support thereof which, except for any reference to the proposal number, are presented in the form received from the stockholders.

VOTE REQUIRED TO APPROVE

A majority of the shares of common stock represented at the meeting and entitled to vote must vote FOR to approve a stockholder proposal. Your broker may vote your shares on these proposals only if you give voting instructions. Abstentions and broker nonvotes have the same effect as votes AGAINST a proposal.

VOTING RESULTS

The Report of Inspector of Elections will be published on Occidental’s web site, www.oxy.com, within 14 calendar days following the meeting and the results of the vote will be included in Occidental’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and in the Report on the Annual Meeting, both of which may be accessed through www.oxy.com.

LEGAL EFFECT OF APPROVAL

Each of the stockholder proposals set forth below is a request to the Board of Directors to consider a matter. If the proposal passes, the Board of Directors may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

BOARD ACTION WITH RESPECT TO APPROVED PROPOSALS

It has been the practice of Occidental’s Board of Directors to consider matters that are approved by the stockholders and, if appropriate, to refer the matter to the appropriate Board committee for further study and recommendation to the full Board. Generally, this initial consideration and referral takes place at the next regularly scheduled meeting of the Board. Depending on the complexity of the issue and the desire of the committee to seek advice from independent advisors, the committee usually reports to the full Board no later than the final meeting of the calendar year, which is usually held in early December. The final action taken by the Board with respect to the proposal and, if applicable, a timetable for implementation of the Board action, will be posted on Occidental’s web site. In prior years, stockholder proposals with respect to poison pills and golden parachutes were approved and the Board took action to adopt policies responsive to the concerns raised in those proposals.

STOCKHOLDER RIGHT TO ENFORCE A PROPOSAL

As explained above, generally stockholder proposals are requests to the Board to consider a matter. If a proposal that is approved requests that the Board take, or refrain from taking, some action and the Board does not do so, then the stockholder may submit the same proposal for consideration at the next Annual Meeting, by following the procedures described on page 46. In the alternative, a stockholder may challenge the Board’s business judgment not to implement the proposal by commencing litigation in the Chancery Court of the State of Delaware, Occidental’s state of incorporation. Delaware law contains certain procedural requirements that must be followed before a suit may be commenced, including a requirement that, unless it would otherwise be futile, a demand be made on Occidental identifying the alleged wrongdoers, the wrongdoing allegedly perpetrated and the resultant injury to Occidental and the legal action the stockholder wants the Board to take on Occidental’s behalf.

PROPOSAL 3: SCIENTIFIC REPORT ON GLOBAL WARMING

Mr. Carl Olson, P.O. Box 6102, Woodland Hills, California 91365, the owner of 100 shares of common stock, has notified Occidental that he intends to present the following proposal at the 2008 Annual Meeting:

“RESOLUTION FOR A SCIENTIFIC REPORT ON GLOBAL WARMING/COOLING

Whereas discussions of global warming/cooling are often filled with vagaries, scare stories, and international conflicts,

Whereas purported scientific information often seems fragmented, contradictory, and unverified,

Whereas proposed public policy actions include drastic curbs imposed by governments on the use of vehicles and various forms of energy production, and

Whereas our company has a major financial and operating interest in the impact of proposed curbs on vehicles and energy sources for both itself and the motoring public,

Now therefore be it resolved by the stockowners of Occidental Petroleum Corporation to recommend that the board publish annually to the stockowners a “Scientific Report on Global Warming/Cooling”, which would include the following and any other information that Occidental’s staff deems relevant:

1.	The global temperature measurements Occidental uses in discussing “global warming” or “global cooling”.
2.	The atmospheric gases Occidental considers to be “greenhouse gases” with respect to “global warming” or “global cooling”.
3.	The effect that Occidental considers the sun’s radiation to have on “global warming” or “global cooling”.
4.	The sources of atmospheric carbon dioxide that Occidental uses in its study of “global warming” or “global cooling”.
5.	The “greenhouse effect” that Occidental considers to occur on the global temperature measurement from the concentration of atmospheric carbon dioxide.

If Occidental has no formulation or measurement for any of the items #1 to #5 above, or any part of each of them, then it shall state so in the report.

Supporting Statement:

Occidental’s management needs to get the facts about global warming/cooling to make important policy decisions. Getting the facts before making decisions is what the directors’ duty of “due diligence” is all about in my opinion.

But in last year’s proxy statement, Occidental’s board said, “The substantial volume of primary scientific data requested by this proposal is not obtained by Occidental during the ordinary course of its business or directly relevant to its chemical or oil and gas operations.” I think this is an unconscionable “know-nothing” attitude.

This resolution won over 21 million shares voting for it in 2006. It grew to over 32 million shares in favor in 2007. Let’s improve in 2008 to get the board to find out the facts.

We stockowners deserve a scientific report on this important topic of global warming/cooling. If the board opposes this resolution again, the board does not want you to have the scientific report called for in this resolution. Vote YES.”

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

Occidental’s Board of Directors is well-aware of the issue of climate change and is committed to remaining informed on all related matters. It has actively followed the issue for the last several years and has supported Occidental’s efforts to enhance energy efficiency of operations, which reduces greenhouse gas (GHG) emissions while saving costs; to engage and educate stockholders and other interested parties through voluntary reporting on GHG emissions; and to participate in trade association efforts to discuss a wide spectrum of regulatory initiatives aimed at addressing climate change.

Many issues raised in the proposal have already been addressed by Occidental in its public reports. Occidental’s annual Social Responsibility Report (the “SR Report”) discusses GHG emissions and the issue of climate change in the context of generally accepted science. Among the information discussed in the SR Report and prior reports has been the methodology by which Occidental measures GHG emissions, the atmospheric gases included in its estimate of GHG emissions (see Item 2 in the proposal), Occidental’s estimation of GHG emissions from its facilities (see Item 4 in the proposal) and Occidental’s efforts to reduce GHG emissions from its operations. In addition, Occidental’s web site addresses climate change, including the information provided by Occidental to the Carbon Disclosure Project, a consortium of institutional investors that surveyed the 2,400 largest corporations in the world regarding climate change. Occidental’s Annual Report on Form 10-K identifies certain risks climate change may pose to Occidental’s business.

The proposal alleges that Occidental has a “know-nothing” attitude toward the science of climate change. This is incorrect. In assessing the science of climate change, Occidental recognizes that academic and government scientists and the Intergovernmental Panel on Climate Change (IPCC) have collected and analyzed substantial amounts of data on climate change. Occidental does not believe it is in the interests of its stockholders to expend the resources necessary to duplicate such an effort, or the ongoing scientific work that continues under the auspices of the IPCC and other academic and government programs. Further, it is unlikely that the additional data and report requested by the proponent would assist the Board of Directors, management or the stockholders in understanding this important topic or what Occidental’s response should be to the potential challenges and opportunities that climate change may present. Legislators and regulators are already pursuing programs to control the emissions of GHGs into the atmosphere, making Occidental’s position on the science of the “greenhouse effect” of little or no consequence.

Accordingly, the Board of Directors recommends that you vote AGAINST the foregoing stockholder proposal. Your proxy will be so voted unless you specify otherwise on the proxy card.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Needmor Fund, 3306 NW 71st Street, Seattle, Washington 98117, the owner of 1,000 shares of common stock; The Academy of Our Lady of Lourdes, 1001 14 Street NW, Suite 100, Assisi Heights, Rochester, Minnesota 55901-2525, the owner of 90 shares of common stock; Christus Health, 2600 North Loop West, Houston, Texas 77092, the owner of 11,340 shares of common stock; Providence Trust, 515 SW 24th Street, San Antonio, Texas 78207-4619, the owner of 4,300 shares of common stock; Mount St. Scholastica Benedictine Sisters, 801 South 8th Street, Atchison, Kansas 66002, the owner of 1,535 shares of common stock; Congregation of Benedictine Sisters of Perpetual Adoration, 31970 State Highway P, Clyde, Missouri 64432-8100, the owner of 1,040 shares of common stock; and Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, Texas 78404-2798, the owner of 160 shares of common stock have notified Occidental that they intend to present the following proposal at the 2008 Annual Meeting:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that shareholders of Occidental Petroleum request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is nonbinding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As s result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon including 48% at Occidental. In fact, eight resolutions received majority votes.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac decided to present such a resolution to investors in 2009 and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company’s senior executive compensation, as reported each year.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

As a result of the stockholder support this proposal received at last year’s Annual Meeting, the Corporate Governance, Nominating and Social Responsibility Committee (the “Committee”) and the Board have given consideration to this proposal. As part of that process, officers of Occidental attended a roundtable on Say on Pay and met with representatives of some of Occidental’s largest stockholders to discuss this issue, as well as other corporate governance issues. The Committee had the benefit of this information. The Committee and the Board have concluded that there are both pros and cons to the adoption of an advisory vote.

On the pro side, a nonbinding advisory vote by stockholders would provide a mechanism for stockholders to indicate their approval or disapproval of the stated compensation policies and practices of the Compensation Committee, rather than expressing concern by voting against members of the Compensation Committee.

On the con side, the meaning and message of such a vote would be hard to interpret. Would a 60-percent vote “For” mean that stockholders are satisfied with the compensation policies and the mix of compensation? If 60-percent are satisfied, should the Compensation Committee make changes to address concerns represented by the 40-percent vote “Against”? What are the concerns represented by the 40-percent vote? Is the balance between performance and non-performance pay the issue? Or, is it the performance measures used, or the targets selected? The Compensation Committee has selected performance measures and targets it feels will advance the goals of the Company, including improving stockholder value over the long term. If there were to be a negative vote, should the Compensation Committee then abdicate its business judgment and shift to some other criteria?

In the countries where an advisory vote has been mandated by law, stock ownership is consolidated in the hands of a relatively small number of institutions, and the institutions and the companies in which they invest tend to be headquartered in close proximity. In the United States, there are thousands of companies spread over 50 states vying for the attention of the same few institutions and the proxy analysis companies that advise them. In setting compensation of executives, the Board is aware of its fiduciary obligations. The Board hopes that those stockholders who seek to expand their role in setting compensation practice are also aware of the obligations such involvement will bring, and that they recognize that “one size” or “one form” of compensation will not fit all companies at all stages of their corporate existence.

For the reasons stated above, the Board of Directors recommends that you vote AGAINST the proposal. Your proxy will be so voted unless you specify otherwise on the proxy card.

PROPOSAL 5: INDEPENDENCE OF COMPENSATION CONSULTANTS

The American Federation of Labor and Congress of Industrial Organizations Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, the owner of 500 shares of common stock, has notified Occidental that it intends to present the following proposal at the 2008 Annual Meeting:

Shareholder Proposal

Resolved, that the shareholders of Occidental Petroleum Corporation (the “Company”) request that the board of directors (the “Board”) adopt a policy stating that any consultant retained to advise the Board or the Board’s compensation committee on executive compensation matters (each, a “Compensation Consultant”), or any affiliate of a Compensation Consultant, should not be retained to provide any other services to the Company, to any affiliate of the Company, or to any of the Company’s senior executive officers.

The policy should be implemented so as not to violate any contractual obligations.

Supporting Statement

In our opinion, there has been increasing concern regarding the role compensation consultants may play in escalating executive pay. Specifically, we believe the independence of compensation consultants is an important factor in determining how senior executives are compensated. Regarding the selection of compensation consultants, one study observes that, “CEOs have often been involved in the selection process” (Bebchuk and Fried, “Pay Without Performance,” 2004). The authors add that, “Even if the CEO has not been involved [in the selection process], the chosen consultant has understood that a recommendation that displeases the CEO may pre-empt the consultant’s future employment.”

In our view, the independence of compensation consultants can be compromised by additional business relationships. According to an April 9, 2006 New York Times article, compensation consultants “are often motivated to product big paydays for managers. After all, the boss can hand their company lucrative contracts down the road.” In 2007, the U.S. House of Representatives’ Committee on Oversight and Government Reform began investigating whether major U.S. consulting firms that provide pay advice to boards of directors also perform other services for company managers that may compromise their independence.

According to a study by The Corporate Library, an authority on corporate governance, compensation consultants are associated with companies that pay at levels higher than the market median. Further, these higher levels of pay are in general not associated with higher levels of shareholder return (The Effect of Compensation Consultants, The Corporate Library, 2007).

Given these concerns, we believe that adopting a policy to require the use of independent compensation consultants will ensure that executive compensation decisions are rendered independently and in the best interests of shareholders.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

In response to this proposal, the Board adopted the following Policy on February 14, 2008:

“Any compensation consultant engaged by the Executive Compensation and Human Resources Committee of the Board (the “Committee”) in connection with the discharge of the Committee’s duties and responsibilities shall be independent. For purposes of this Policy, a consultant shall be considered independent if:

a.

The individual consultant, and the firm or other organization employing such consultant, does not currently provide, has not for the past 24 months provided, and will not in the next 12 months provide executive compensation services of any kind to Occidental and its affiliates or to any of the executive officers of Occidental, other than to the Executive Compensation and Human Resources Committee; and

b.

Any consultant firm or organization which is part of an affiliated group shall not be independent for purposes of this Policy in the event that such affiliates, in the aggregate, have been or are paid by Occidental and its affiliates for services rendered other than to the Executive Compensation and Human Resources Committee by affiliates of the individual compensation consultant firm or organization in an amount which exceeds 1 percent of the affiliated group’s consolidated gross revenues during these time periods.

Any compensation consultant to be employed by the Committee shall be given a copy of this Policy and must certify in writing that the consultant is independent pursuant to this Policy. Such certification is to be made prior to commencement of work by the consultant and annually thereafter during the period of engagement.

Management shall inform the Committee if it engages any affiliate of a consultant firm or organization to provide services to Occidental and its affiliates, and any such engagement shall comply with the independence standards established by this Policy.”

Because the Board of Directors believes the proposal has been implemented, the Board of Directors recommends that you vote AGAINST the foregoing stockholder proposal. Your proxy will be so voted unless you specify otherwise on the proxy card.

PROPOSAL 6: PAY-FOR-SUPERIOR-PERFORMANCE PRINCIPLE

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, DC 20001, the owner of 13,261 shares of common stock, has notified Occidental that it intends to present the following proposal at the 2008 Annual Meeting:

Pay-for-Superior-Performance Principle Proposal

Resolved: That the shareholders of Occidental Petroleum Corporation (“Company”) request that the Board of Directors’ Executive Compensation Committee adopt a pay-for-superior-performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;
•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;
•

Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and
•

Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. Post-employment benefits provided to executives from severance plans and supplemental executive pensions exacerbate the problem.

We believe that the pay-for-superior performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the pay-for-superior performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the pay-for-superior-performance principle:

•	Total compensation target levels are not disclosed.
•	Target performance levels for annual incentive plan metrics are not disclosed.
•	The target performance levels for the annual incentive plan metrics are not peer group related.
•	The annual incentive plan provides for below target payout.
•	The percentage breakdown of the long-term incentive components is unclear.
•	Stock appreciation rights vest ratably over 3 years.

We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors believes that this proposal is unnecessary and not in the best interest of Occidental or its stockholders. Occidental’s compensation policies already follow many of the proponent’s criteria. Occidental’s stated policy is to pay for performance. As stated in the Compensation Discussion and Analysis, the Board of Directors believes exceptional performance deserves exceptional compensation. Occidental’s compensation program for 2007 specifies that:

•	More than 90 percent of Dr. Irani’s compensation value, and more than 80 percent of the compensation value for each of the named executive officers is performance-based and entirely at-risk;
•	Awards with peer company comparison measures account for more than 35 percent of the value of performance-based incentive awards;
•	NO awards vest solely based on time; and
•	NO option-type awards are granted.

The proponent’s principles do not reflect differences among companies. Occidental’s peers include much larger companies with significantly greater financial resources and historically different compensation practices. For example, Occidental does not offer a defined benefit pension plan to provide retirement pay as do Anadarko Petroleum Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation and ExxonMobil Corporation. Moreover, peer companies have different business strategies, different types of awards, different performance measures, and even different option-type awards. They use these arrangements to foster successful implementation of their own business strategies. The proposal assumes that peer group comparisons are always the only appropriate measures. As discussed in the Compensation Discussion and Analysis section on page 10, Occidental uses total shareholder return as one of its key long-term performance measures; however, Occidental believes that internal measures, such as return on equity, are also important.

The basic principles of the proposal, that incentive pay components should be set “at or below the peer group median,” would not encourage the performance necessary to successfully compete with much larger peer companies. The compensation values awarded to Occidental’s senior management reflect Occidental’s performance, the tenure of the executives and the desire of the Board to continue Occidental’s exceptional performance into the future. If Occidental does not perform well, the compensation earned would be well below median compensation levels at Occidental’s peer companies.

For the reasons set forth above, the Board of Directors recommends that you vote AGAINST the foregoing stockholder proposal. Your proxy will be so voted unless you specify otherwise on the proxy card.

PROPOSAL 7: SPECIAL SHAREHOLDER MEETINGS

Mr. Emil Rossi, P.O. Box 249, Boonville, California 95415-0249, the owner of 830 shares of common stock, has notified Occidental that he intends to present the following proposal at the 2008 Annual Meeting:

Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents to give holders of 10% to 25% of our outstanding common stock the power to call a special shareholder meeting, in compliance with applicable law. This proposal favors 10% from the above range.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor preserving this right. Eighteen (18) proposals on this topic averaged 56%-support in 2007 – including 74%-support at Honeywell (HON).

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified (and certain concerns are noted):

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company:

"D" overall.

"High Governance Risk Assessment.

"High Concern" in Executive Pay. Mr. Irani was paid $55 million in a year.

•	Occidental was the subject of "Pay for performance? You must be joking," by The Corporate Library.
•

Mr. Irani chaired the KB Home executive pay committee when stock options were improperly dated. Mr. Irani later received a 19%-opposition vote at KB Home and quit the KB Board after 15 years – no reason given.

•

Our 6 executive pay committee members received more than 34%-opposition amid investor complaints over CEO Mr. Irani’s pay package according to RiskMetrics (formerly Institutional Shareholder Services).

•	Mr. Irani refused to disclose this shocking 34%-opposition or any voting numbers whatsoever at our 2007 annual meeting.
•	We had no Independent Chairman – Independent oversight concern.
•	Plus our Lead Director, Mr. Syriani, had 24-years director tenure – Independence concern.
•	Additionally Mr. Syriani chaired our key Audit Committee, yet he is not an Audit Financial Expert.
•	Three directors had 23 to 27 years tenure each – Independence and succession concerns.
•	Three directors were age 70-to-76 – Succession concern.
•	There was no identifiable director succession planning according to The Corporate Library.
•	Our directors had a $25,000 per year gift program – Independence concern.

The above concerns shows there is room for improvement and reinforces the reason to encourage our board to respond positively to this proposal:

Special Shareholder Meetings-

Yes on 7

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors has no objection to stockholders having the power to call a special meeting of stockholders for any proper purpose. However, the Board of Directors believes that, given the time and significant expense involved in calling a special meeting of stockholders, the threshold for doing so should be significant and that 10 to 25 percent of the outstanding holders would be too low.

Currently, Article V.(C) of Occidental’s Certificate of Incorporation provides that only the Board of Directors or the Chairman of the Board may call a special meeting of the stockholders. If the stockholders approve the proposal, the Board would consider amending the Certificate of Incorporation and By-laws to enable stockholders holding 30 percent or more of the outstanding shares of common stock to call special stockholder meetings. The amendment of the Certificate of Incorporation would require the approval of the stockholders at the next annual meeting.

The Board of Directors recommends that you vote AGAINST this proposal. Your proxy will be so voted unless you specify otherwise on the proxy card.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal for inclusion in the proxy statement and proxy card relating to the 2009 Annual Meeting of Stockholders may do so by following the procedures in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be addressed to Occidental’s Corporate Secretary at 10889 Wilshire Boulevard, Los Angeles, California 90024, facsimile number 310-443-6977, and be received no later than November 19, 2008.

Under Occidental’s By-laws, stockholders must follow certain procedures to introduce an item of business at an annual meeting that is not included in the proxy materials. These procedures provide that an item of business to be introduced at an annual meeting must be submitted in writing to the Corporate Secretary at 10889 Wilshire Boulevard, Los Angeles, California 90024. Notice of the proposed item of business must be received between February 1, 2009, and February 21, 2009, and must include the information required by Occidental’s By-laws. A copy of the By-laws may be obtained by writing to the Corporate Secretary at the address listed above.

In either case, the stockholder submitting the proposal or a representative of the stockholder must present the proposal in person at the meeting.

The chairman of the meeting may refuse to allow the transaction of any item of business not presented in compliance with Occidental’s By-laws. In addition, the proxies solicited on behalf of the Board of Directors will have discretionary authority to vote against any such item of business.

NOMINATIONS FOR DIRECTORS FOR TERM EXPIRING IN 2010

NOMINATING COMMITTEE POLICY

It is the policy of the Nominating Committee to consider nominees recommended by stockholders if the stockholder complies with the procedures outlined below. In prior years, the Nominating Committee has identified candidates through recommendations from other nonmanagement directors, executive officers, including the Chief Executive Officer, and other third parties. The Nominating Committee anticipates that, if a vacancy on the Board were to occur for the term expiring in 2010, it would use these sources as well as stockholder recommendations to identify candidates.

In deciding if a candidate recommended by a stockholder or identified by another source is qualified to be a nominee, it is the Nominating Committee’s policy to consider:

•	Whether the candidate is independent as defined in Occidental’s Corporate Governance Policies and as applied with respect to Occidental and the stockholder recommending the nominee, if applicable;
•	Whether the candidate has the business experience, character, judgment, acumen and time to commit in order to make an ongoing positive contribution to the Board;
•	Whether the candidate would contribute to the Board achieving a diverse and broadly inclusive membership; and
•

Whether the candidate has the specialized knowledge or expertise, such as financial or audit experience, necessary to satisfy membership requirements for committees where specialized knowledge or expertise may be desirable.

If there is a vacancy and the Nominating Committee believes that a recommended candidate has good potential for Board service, the Nominating Committee will arrange an interview with the candidate. Pursuant to its Charter, the Nominating Committee will not recommend any candidate to the Board who is not interviewed by the Nominating Committee.

PROCEDURE TO RECOMMEND CANDIDATES

Stockholder recommendations must be received by the Corporate Secretary of Occidental between September 1 and November 30 of the year preceding the meeting. Each recommendation must include the following information:

1.	as to each person whom the stockholder proposes for election or reelection as a director:
•	the name, age, business address and residence address of the person;
•	the principal occupation or employment of the person;
•	the class or series and number of shares of capital stock of Occidental which are owned beneficially or of record by the person; and
•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission.

2.	as to the stockholder making the recommendation:
•	the name and record address of such stockholder; and
•	the class or series and number of shares of capital stock of Occidental which are beneficially owned by the stockholder.

The stockholder’s recommendation must include the recommended person’s written consent to being named as a nominee and to serving as a director if elected.

PROCEDURE TO NOMINATE CANDIDATES

Under Occidental’s By-laws, stockholders may nominate a person to the Board by complying with the advance notice procedures of the By-laws and attending the annual meeting to make the necessary motion. The notice must be received between September 1 and November 30 of the year preceding the meeting and include the information required by the By-laws.

ANNUAL REPORT

Occidental’s 2007 Annual Report on Form 10-K is concurrently mailed to stockholders. The Annual Report contains consolidated financial statements of Occidental and its subsidiaries and the report thereon of KPMG LLP, independent auditors.

Sincerely,

Donald P. de Brier

Secretary

Los Angeles, California

March 18, 2008

It is important that proxies be returned promptly. Please complete, sign, date and return the accompanying form or forms of proxy in the enclosed envelope or follow the procedures outlined on the card to vote by telephone or Internet.

EXHIBIT A: CORPORATE GOVERNANCE POLICIES AND OTHER GOVERNANCE MEASURES

Over the past several years, the Board of Directors has adopted and put into effect a number of important corporate governance policies described below. The Board of Directors and the management of Occidental believe that good corporate governance enhances stockholder value. Occidental’s corporate governance policies, principles and guidelines are intended to improve the performance of Occidental by taking advantage of the collective skills and experience of Occidental’s directors and officers.

BOARD STRUCTURE AND OPERATION

SIZE OF THE BOARD — In determining the size of the Board, the Board of Directors will consider the level of work required from each director, including the requirement that certain Committees be composed entirely of independent directors.

DIRECTOR CRITERIA — Independent directors (as defined below) will comprise at least two-thirds of the members of the Board.

INDEPENDENT DIRECTOR — In order for a director to qualify as an “independent director,” the Board must affirmatively determine that the director has no material relationship with Occidental (either as a partner, stockholder or officer of an organization that has a relationship with Occidental) that would preclude that nominee from being an independent director. For the purpose of such determination, an “independent director” is a director who:

•	Has not been employed by Occidental within the last five years;
•	Has not been an employee or affiliate of any present or former internal or external auditor of Occidental within the last three years;
•	Has not received more than $60,000 in direct compensation from Occidental, other than director and committee fees, during the current fiscal year or any of the last three completed fiscal years;
•

Has not been an executive officer or employee of a company that made payments to, or received payments from, Occidental for property or services in an amount exceeding the greater of $1 million or 2 percent of such other company’s consolidated gross revenues during the current fiscal year or any of the last three completed fiscal years;

•	Has not been employed by a company of which an executive officer of Occidental has been a director within the last three years;
•

Is not affiliated with a not-for-profit entity that received contributions from Occidental exceeding the greater of $1 million or 2 percent of such charitable organization’s consolidated gross revenues during the current fiscal year or any of the last three completed fiscal years;

•	Has not had any of the relationships described above with an affiliate of Occidental; and
•

Is not a member of the immediate family of any person described above. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

TENURE — Each director will be elected for a term of one year.

RETIREMENT — No person 75 or older will be elected a director, unless as to such person such requirement is unanimously waived by the members of the Corporate Governance, Nominating and Social Responsibility Committee and such Committee’s action is ratified and approved by a majority of the disinterested directors on the Board of Directors.

BOARD MEMBERSHIPS — No director of Occidental will hold more than four “for-profit” corporate directorships (including his or her Occidental directorship) at any one time.

DIRECTOR STOCK OWNERSHIP — Each director will beneficially own at least 5,000 shares of Occidental’s stock within two years of his or her election to the Board.

DIRECTOR COMPENSATION — Compensation for directors will promote ownership of Occidental’s stock to align the interests of directors and stockholders and the independence of directors.

EXECUTIVE SESSIONS — The independent directors will hold at least two regularly scheduled executive sessions each year at which employee directors and other members of management are not present. The Lead Independent Director will preside at such executive sessions.

BOARD ADVISORS — The Committees of the Board will have standing authorization (including funding), on their own decision, to consult with members of management and to retain legal or other advisors of their choice, which advisors will report directly to the Committee that retained them.

LEAD INDEPENDENT DIRECTOR — The Board will designate a Lead Independent Director to coordinate the activities of the independent directors and, in addition, to perform the following duties:

•	Advise the Chairman as to an appropriate schedule of Board meetings and the receipt of information from management;
•	Provide the Chairman with input on agendas for the Board and Committee meetings;
•	Recommend to the Chairman the retention of consultants who report directly to the Board;
•	Assist in assuring compliance with the corporate governance policies and recommend revisions to the policies;
•	Coordinate, develop the agenda for and moderate executive sessions of the independent directors;

•	Evaluate, along with the members of the Executive Compensation and Human Resources Committee and the full Board, the CEO’s performance; and
•	Recommend to the Chairman the membership of the various Board Committees.

MEMBERSHIP OF COMMITTEES — The Corporate Governance, Nominating and Social Responsibility Committee, the Executive Compensation and Human Resources Committee and the Audit Committee will be composed entirely of independent directors and will also satisfy all applicable membership requirements for such.

COMMITTEE CHARTERS — The Corporate Governance, Nominating and Social Responsibility Committee, the Executive Compensation and Human Resources Committee and the Audit Committee will each have a written charter that addresses the committee’s purpose, duties, responsibilities and annual performance evaluation. The committee charters will be available through the Internet at www.oxy.com.

BOARD DIVERSITY — The Board is committed to achieving a diverse and broadly inclusive membership by creating equal opportunity for men and women of every race, color, religion, ethnicity, national origin and cultural background.

MEETINGS — The Board will hold at least six regularly scheduled meetings each year.

DIRECTOR ORIENTATION AND EDUCATION — Each new director will be provided with materials and information concerning Occidental in order to enable the director to perform the duties of a director. In addition, the Board will provide or sponsor each year eight hours of continuing education designed to enhance the performance of individual directors and the Board of Directors.

DIRECTOR RESPONSIBILITIES — Each director will use his or her best efforts to attend, in person or by telephone, all meetings of the Board and the committees to which such director is appointed. Each director is responsible for being familiar with Occidental’s Governance Principles, the provisions of the Code of Business Conduct applicable to directors and the charter of each committee on which such director serves and for reviewing materials provided in advance of Board and committee meetings.

PERFORMANCE CRITERIA — The Board will establish performance criteria for itself and, annually, will evaluate each director, committee and the overall Board. Board evaluation will include an assessment of, among other things, whether the Board and its committees are functioning effectively and have the necessary diversity of skills, backgrounds and experiences to meet Occidental’s needs. Individual director evaluations will include high standards for in-person attendance at Board and committee meetings.

SUCCESSION PLANNING — The Board of Directors will review on a regular basis Occidental’s policies and principles for recruiting, developing and selecting the persons to succeed the CEO and other executive officers. The review will encompass the background, training, qualities and other characteristics that would be desirable in candidates to succeed the CEO and other executive officers, as well as consideration of possible successors.

COMMUNICATIONS WITH DIRECTORS — Interested parties may communicate with any non-management director by sending a letter to such director’s attention in care of Occidental’s Corporate Secretary, 10889 Wilshire Blvd., Los Angeles, California 90024.

OTHER GOVERNANCE MEASURES

ANTI-TAKEOVER MEASURES — Occidental does not have a stockholder rights plan (“poison pill”), classified board or similar anti-takeover devices. A copy of the Policy on Stockholder Rights Plans is available through the Internet at www.oxy.com.

CONFIDENTIAL VOTING — All proxies, ballots and other voting material that identify how a stockholder voted are kept confidential, except to permit tabulation by an independent tabulator, to comply with law, to satisfy a stockholder’s request for disclosure, in connection with a contested proxy solicitation, or if a stockholder writes a comment on a proxy card or ballot.

CODE OF BUSINESS CONDUCT — On February 13, 1997, the Board of Directors adopted a comprehensive Code of Business Conduct applicable to all directors, officers and employees that reaffirms Occidental’s commitment to high standards of ethical conduct and reinforces Occidental’s business ethics, policies and procedures. The Code of Business Conduct includes Occidental’s policies concerning, among other things, compliance with laws, rules and regulations (including insider trading laws); conflicts of interest (including corporate opportunities); and protection of corporate assets. The Audit Committee is responsible for monitoring compliance with the Code of Business Conduct. The Code of Business Conduct is available through the Internet at www.oxy.com.

HUMAN RIGHTS POLICY — In December 2004, Occidental adopted a formal Human Rights Policy that sets forth Occidental’s commitment to promoting human rights in the areas where it operates. A summary of the policy is contained in the Code of Business Conduct. The Corporate Governance, Nominating and Social Responsibility Committee is responsible for monitoring compliance with the Human Rights Policy.

GOLDEN PARACHUTE POLICY — In 2005, in response to a stockholder proposal, the Board replaced its previous Golden Parachute Policy. The new Golden Parachute Policy provides that, subject to certain exceptions, Occidental will not grant Golden Parachute Benefits (as defined in the Policy) to any senior executive that exceed 2.99 times his or her salary plus bonus, unless the granting of such benefits is approved by a vote of Occidental’s stockholders. A copy of the complete Policy is available through the Internet at www.oxy.com.

MAJORITY VOTE DIRECTOR RESIGNATION POLICY — In 2006, in response to a stockholder proposal, the Board approved an amendment to Article III of Occidental’s By-laws, to provide that, while directors will continue to be elected by a plurality vote, a director who receives a greater number of votes “against” his or her election than votes “for” in any election (a “Majority Against Vote”) must tender his or her resignation. Section 12 of Article III of the By-laws requires the Nominating Committee to consider the resignation and possible responses to it based on the relevant facts and circumstances, and make a recommendation to the Board. The Board must act on the Nominating Committee’s recommendation within 90 days following certification of the stockholder vote by the Inspector of Elections. Any director who tenders his or her resignation pursuant to the By-laws provision cannot participate in the Nominating Committee’s recommendation or Board’s action regarding whether to accept the resignation. The By-laws require the Board of Directors to disclose promptly its decision-making process and decision whether to accept or reject the director’s resignation in a Form 8-K furnished to the Securities and Exchange Commission.

COMPENSATION CONSULTANTS — In February 2008, the Board approved a policy requiring that all compensation consultants retained by the Executive Compensation and Human Resources Committee be independent. A copy of the complete policy is set forth on page 43.

The shares represented by this proxy card will be voted as directed below. **Where no direction is given, such shares will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5, 6 and 7.** This proxy card will be kept confidential in accordance with the Confidential Voting Policy described on page 2 of the Proxy Statement.

Mark Here for Address Change or Comments ☐

Proposal 1 Election of directors of the following nominees:

Nominee	For	Against	Abstain
01 Spencer Abraham	☐	☐	☐
02 Ronald W. Burkle	☐	☐	☐
03 John S. Chalsty	☐	☐	☐
04 Edward P. Djerejian	☐	☐	☐
05 John E. Feick	☐	☐	☐
06 Ray R. Irani	☐	☐	☐
07 Irvin W. Maloney	☐	☐	☐
08 Avedick B. Poladian	☐	☐	☐
09 Rodolfo Segovia	☐	☐	☐
10 Aziz D. Syriani	☐	☐	☐
11 Rosemary Tomich	☐	☐	☐
12 Walter L. Weisman	☐	☐	☐

	For	Against	Abstain
Proposal 2 Ratification of selection of KPMG as independent auditors.	☐	☐	☐

	For	Against	Abstain
Proposal 3 Scientific report on global warming.	☐	☐	☐
Proposal 4 Advisory vote on executive compensation.	☐	☐	☐
Proposal 5 Independence of compensation consultants.	☐	☐	☐
Proposal 6 Pay-for-superior-performance principle.	☐	☐	☐
Proposal 7 Special shareholder meetings.	☐	☐	☐

Signature ______________________ **Signature** ______________________ **Date** ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from proxy card ▲

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/oxy Use the Internet to vote. Have your proxy card available when you access the web site.	**OR**	1-866-540-5760 Use any touch-tone telephone to vote. Have your proxy card available when you call.	**OR**	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2008
The Proxy Statement and Annual Report to security holders are available at www.oxypublications.com.

▲ Detach here and bring to Annual Meeting ▲

Bring this admission ticket with you to the meeting on May 2. *Do not mail.*

Occidental Petroleum Corporation
2008 Annual Meeting of Stockholders

This admission ticket admits you and **one** guest to the meeting. You will **not** be let in to the meeting without an admission ticket or other proof of stock ownership as of March 12, 2008, the record date.

Meeting Hours
Registration begins at 9:30 A.M.
Meeting starts at 10:30 A.M.

ADMISSION TICKET

Please see the back of this card for parking instructions.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OCCIDENTAL PETROLEUM CORPORATION

DR. RAY R. IRANI, AZIZ D. SYRIANI and ROSEMARY TOMICH, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of the undersigned in OCCIDENTAL PETROLEUM CORPORATION as directed on the reverse side of this card and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 2, 2008, and at any adjournment, as if the undersigned were present and voting at the meeting.

The shares represented by this proxy will be voted as directed on the reverse side of this card. **Where no direction is given, such shares will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5, 6 and 7.** In the event any of the nominees named on the reverse side of this card is unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

Your proxy will be kept confidential in accordance with the Confidential Voting Policy described on page 2 of the Proxy Statement and posted at www.oxy.com.

Address Change/Comments (Mark the corresponding box on the reverse side)

You can now access your account online.

Access your Occidental Petroleum Corporation stockholder account online via Investor ServiceDirect[SM] (ISD).

Mellon Investor Services LLC, the registrar and transfer agent for Occidental Petroleum Corporation, makes it possible to get current information on your stockholder account online.

- View account status
- View payment history for dividends
- View certificate history
- Make address changes
- View book-entry information

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on the screen.

For Technical Assistance Call 1-877-978-7778 between
9 a.m.-7 p.m. Monday-Friday Eastern Time.

DIRECTIONS TO FAIRMONT MIRAMAR HOTEL AND PARKING FOR STOCKHOLDERS

- From I-10 West (Santa Monica Freeway)
- Take 4th Street Exit, turn right and proceed to Colorado Blvd.
- Turn left onto Colorado Blvd. and proceed to Ocean Ave.
- Turn right onto Ocean Ave. and proceed ½ block PAST Wilshire Blvd.
- Please note that the address to the hotel is on Wilshire Blvd.

  PARKING IS NORTH OF WILSHIRE ON OCEAN AVE.

  (Parking will not be permitted at the Wilshire Blvd. entrance.)
- Enter Hotel Valet Parking driveway on Ocean Ave.

The parking fee at the Fairmont Miramar Hotel will be paid by Occidental Petroleum Corporation.

The shares represented by this voting instruction card will be voted as directed below. When no direction is given, such shares will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5, 6 and 7. This voting instruction card will be kept confidential in accordance with the Confidential Voting Policy described on page 2 of the Proxy Statement.

Mark Here for Address Change or Comments ☐

Proposal 1 Election as directors of the following nominees.

Nominee	For	Against	Abstain
01 Spencer Abraham	☐	☐	☐
02 Ronald W. Burkle	☐	☐	☐
03 John S. Chalsty	☐	☐	☐
04 Edward P. Djerejian	☐	☐	☐
05 John E. Feick	☐	☐	☐
06 Ray R. Irani	☐	☐	☐
07 Irvin W. Maloney	☐	☐	☐
08 Avedick B. Poladian	☐	☐	☐
09 Rodolfo Segovia	☐	☐	☐
10 Aziz D. Syriani	☐	☐	☐
11 Rosemary Tomich	☐	☐	☐
12 Walter L. Weisman	☐	☐	☐

Proposal	For	Against	Abstain
Proposal 2 Ratification of selection of KPMG as independent auditors.	☐	☐	☐

Proposal	For	Against	Abstain
Proposal 3 Scientific report on global warming	☐	☐	☐
Proposal 4 Advisory vote on executive compensation	☐	☐	☐
Proposal 5 Independence of compensation consultants	☐	☐	☐
Proposal 6 Pay-for-superior-performance principle	☐	☐	☐
Proposal 7 Special shareholder meetings	☐	☐	☐

Signature ______________________ **Date** __________

NOTE: Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from voting instruction card ▲

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the Plan Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

Internet		Telephone		Mail
http://www.proxyvoting.com/oxy Use the Internet to vote. Have this card available when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote. Have this card available when you call.	OR	Mark, sign and date your voting instruction card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2008
The Proxy Statement and Annual Report to security holders are available at www.oxypublications.com.

▲ Detach here and bring to Annual Meeting ▲

Bring this admission ticket with you to the meeting on May 2. *Do not mail.*

Occidental Petroleum Corporation
2008 Annual Meeting of Stockholders

This admission ticket admits you and **one** guest to the meeting. You will **not** be let in to the meeting without an admission ticket or other proof of stock ownership as of March 12, 2008, the record date.

Meeting Hours
Registration begins at 9:30 A.M.
Meeting starts at 10:30 A.M.

ADMISSION TICKET

Please see the back of this card for parking instructions

OCCIDENTAL PETROLEUM CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

TO THE TRUSTEE OF THE OCCIDENTAL PETROLEUM CORPORATION SAVINGS PLAN:

I acknowledge receipt of the Notice of Annual Meeting of Stockholders of Occidental Petroleum Corporation to be held on May 2, 2008, and the Proxy Statement furnished in connection with the solicitation of proxies by Occidental's Board of Directors. You are directed to vote the shares which are held for my account pursuant to the Occidental Petroleum Corporation Savings Plan in the manner indicated on the reverse side of this card and, in your discretion, on all other matters which may properly come before such meeting and at any adjournment.

My vote for the election of directors is indicated on the reverse side. Nominees are: Dr. Ray R. Irani, Miss Rosemary Tomich, Messrs. Spencer Abraham, Ronald W. Burkle, John S. Chalsty, Edward P. Djerejian, John E. Feick, Irvin W. Maloney, Avedick B. Poladian, Rodolfo Segovia, Aziz D. Syriani and Walter L. Weisman. In the event any of the foregoing nominees is unavailable for election or unable to serve, shares represented by this card may be voted for a substitute nominee selected by the Board of Directors.

I understand that in the event that I do not return this card, any shares held for my account in the Occidental Petroleum Corporation Savings Plan will be voted by you in accordance with the direction of the Plan's Administrative Committee.

In accordance with the Employee Retirement Income Security Act of 1974, your vote must be kept confidential by the trustee.

DIRECTIONS TO FAIRMONT MIRAMAR HOTEL AND PARKING FOR STOCKHOLDERS

- From I-10 West (Santa Monica Freeway)
- Take 4th Street Exit, turn right and proceed to Colorado Blvd.
- Turn left onto Colorado Blvd. and proceed to Ocean Ave.
- Turn right onto Ocean Ave. and proceed ½ block EAST Wilshire Blvd.
- Please note that the address to the hotel is on Wilshire Blvd.

  PARKING IS NORTH OF WILSHIRE ON OCEAN AVE.

  (Parking will not be permitted at the Wilshire Blvd. entrance.)
- Enter Hotel Valet Parking driveway on Ocean Ave.

The parking fee at the Fairmont Miramar Hotel will be paid by Occidental Petroleum Corporation.